Pricing Supplement No. ETN-4/A1* To the Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 May 4, 2015

Financial Products
$250,000,000**
Credit Suisse X-Links 2xLeveraged Merger Arbitrage ETNs due March 13, 2031

General
•
The Exchange Traded Notes (“ETNs”) are designed for investors who seek leveraged exposure to the performance of the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”). Investors should be willing to forgo interest payments and, if the Index declines, be willing to lose up to 100% of their investment.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

•
The ETNs are designed to reflect a leveraged exposure to the performance of the Index on a monthly basis, but their returns over longer periods of time can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a monthly basis. Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results.  Investors should actively and frequently monitor their investments in the ETNs.

•	The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing March 13, 2031.
•
The denomination and stated principal amount of each ETN is $20.00. ETNs may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

•	The initial issuance of ETNs priced on March 7, 2011 (the “inception date”) and settled on March 11, 2011 (the “initial settlement date”).
Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
CUSIP/ISIN:	22542D753/US22542D7536.
Index:
The return on the ETNs will be based on the performance of the Index during the term of the ETNs. The Index is reported on Bloomberg under ticker symbol “CSLABMN <Index>”. The Index uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “index components”) and cash weighted in accordance with certain rules to include publicly announced merger and acquisition transactions that meet certain qualifying conditions.  It is designed to capture the spread, if any, between the price at which the stock of a target company trades after a proposed acquisition of such target company is announced and the price that the acquiring company has proposed to pay for the stock of such target company.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close and, if it closes, that such merger or acquisition will be at the initially proposed economic terms. For more information on the Index, see “The Index” in this pricing supplement.

Payment at Maturity:
If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the closing indicative value of your ETNs on the final valuation date.†  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Closing Indicative Value:
The closing indicative value of the ETNs on any trading day equals the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day. The closing indicative value for each trading day will be calculated and published by the IV calculation agent on such trading day under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV.” The closing indicative value is not the same as the closing price or any other trading price of the ETNs in the secondary market. The trading price of the ETNs at any time may vary significantly from their indicative value at such time. See “Description of the ETNs—Indicative Value.” The closing indicative value on April 21, 2015 was $17.5758 and the closing price on the NYSE Arca (ticker symbol “CSMB”) on April 21, 2015 was $17.2500. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly. See “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement.

Secondary Market:
We have listed the ETNs on NYSE Arca under the ticker symbol “CSMB.” As long as an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain any listing on NYSE Arca or any other exchange or quotation system.

Leverage Factor:	2.0
† If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date, your payment at maturity or upon repurchase will be delayed as described herein.
Investing in the ETNs involves a number of risks. See “Risk Factors” beginning on page PS-14 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
*This amended and restated pricing supplement amends, restates and supersedes Pricing Supplement No. ETN-4/A dated March 23, 2012 (together with any previous supplements or amendments) in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate.  CSSU is expected to charge normal commissions for the purchase of the ETNs. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”), or another FINRA member may receive all or a portion of the investor fee. In addition, CSSU may charge investors a fee of up to $0.03 per ETN that is repurchased at the investor’s option. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.
The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

May 4, 2015

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ETN Divisor:
The ETN divisor resets on the first calendar day of each calendar month.  For the calendar month that includes the inception date, the ETN divisor equals 55.07303075, which is equal to the closing level of the Index on the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by Credit Suisse International (the “calculation agent”)) divided by the closing indicative value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

Accrued Fee Amount:
As of any day (the “accrued fee amount calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the accrued fee amount calculation day to and including such accrued fee amount calculation day, of:

ETN Closing Indicative Value t-1 x Annual Investor Fee x 1/365

where ETN Closing Indicative Value t-1 means the closing indicative value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and annual investor fee means 0.55% per annum.

Leverage Amount:
The leverage amount resets on the first calendar day of each calendar month. For the calendar month that includes the inception date, the leverage amount equals $20.00, which is the stated principal amount per ETN.  For any subsequent calendar month, the leverage amount equals the closing indicative value of each ETN at 5:00 p.m., New York City time, on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of each ETN at 5:00 p.m., New York City time, on that day).

Leverage Charge:
As of any day (the “leverage charge calculation day”), the leverage charge is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the leverage charge calculation day to and including such leverage charge calculation day, of:

Leverage Amount x (USD 1M Libort-1 + 0.95%) x 1/ 360

where USD 1M Libort-1 is the rate on the immediately preceding business day for deposits of one month in U.S. dollars as displayed on Bloomberg page “US0001M Index” (or, if such rate is not available, the rate determined by the calculation agent in a commercially reasonable manner).

Indicative Value:
The “indicative value” for the ETNs is designed to approximate the economic value of the ETNs at a given time. It is calculated using the same formula as the closing indicative value, except that instead of using the closing level of the underlying Index, the calculation is based on the most recent reported level of the Index at the particular time (or, if the day on which such time occurs is not a trading day, as determined by the calculation agent). The indicative value of the ETNs at any time equals the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount for the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs. The indicative value of the ETNs will be calculated and published by the IV calculation agent every 15 seconds on each trading day during normal trading hours under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” so long as no market disruption event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor.
The indicative value is a calculated value and is not the same as the trading price of the ETNs and is not a price at which you can buy or sell the ETNs in the secondary market. The indicative value does not take into account the factors that influence the trading price of the ETNs, such as imbalances of supply and demand, lack of liquidity and credit considerations. The actual trading price of the ETNs in the secondary market may vary significantly from their indicative value.
Investors can compare the trading price of the ETNs (if such concurrent price is available) against the indicative value to determine whether the ETNs are trading in the secondary market at a premium or a discount to the economic value of the ETNs at any given time. Investors are cautioned that paying a premium purchase price over the indicative value at any time could lead to the loss of any premium in the event the investor sells the ETNs when the premium is no longer present in the marketplace or when the ETNs are repurchased by us (including at our option). It is also possible that the ETNs will trade in the secondary market at a discount below the indicative value and that investors would receive less than the indicative value if they had to sell their ETNs in the market at such time.

Closing Level:
The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that in the event a valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Additional Fees Applicable to the ETNs:
In addition to the accrued fee amount and the leverage charge, the Index is subject to an annual index calculation fee of 0.5%, as described herein.  Because the index calculation fee, the accrued fee amount and the leverage charge reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the index calculation fee) must increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option as described herein) in order for you to receive at least the amount of your initial investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon repurchase by Credit Suisse.

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Repurchase of the ETNs at Your Option:
Subject to the requirements described below, you may offer the applicable minimum repurchase amount or more of your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs until March 6, 2031. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs), except that we or Credit Suisse International (“CSI”) as the calculation agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. The trading day immediately succeeding the date you offer your ETNs for repurchase will be the valuation date applicable to such repurchase. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.† CSSU may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor’s option.
Because the daily repurchase value you will receive for each ETN will not be calculated and published until the close of trading on the trading day immediately following the date you offer your ETNs for repurchase, you will not know the applicable daily repurchase value at the time you exercise your repurchase right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the daily repurchase value is determined.

Repurchase of the ETNs at Our Option:
We will have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.†

Repurchase of the ETNs upon Automatic Early Termination Event:
If the closing indicative value of the ETNs on any trading day is equal to or less than 25% of the leverage amount on such trading day (an “automatic early termination event”), as determined by the calculation agent, we will repurchase all of the outstanding ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.  The trading day immediately following the trading day on which the automatic early termination event occurs will be the valuation date applicable to such repurchase.†

Repurchase Mechanics:
Repurchase at Your Option: To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase Procedures.” If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day.  If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your ETNs. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031. CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.

Repurchase at Our Option: If we exercise our right to repurchase the ETNs, we will deliver an irrevocable call notice to DTC (the holder of the global note). The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement because such valuation date is not a component business day for any index component or due to the occurrence of a market disruption event. The last day on which we can deliver a repurchase notice is March 6, 2031.

Repurchase upon Automatic Early Termination Event:  If an automatic early termination event occurs, we will deliver notice of the automatic early termination of the ETNs to DTC on the date of such automatic early termination event.  The trading day immediately following the trading day on which the automatic early termination event occurs shall be the valuation date applicable to such repurchase, subject to postponement because such valuation date is not a component business day for any index component or due to the occurrence of a market disruption event.

Valuation Date:
Any valuation date for a repurchase of your ETNs and March 7, 2031, which we refer to as the “final valuation date.” If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date, the determination of the closing level of the Index for such valuation date, including the final valuation date, will be postponed as provided herein.

Repurchase Date:
A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed because such valuation date is not a component business day for any index component or due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031.

Trading Day:	A trading day is a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the NYSE Arca.
Component Business Day:
A component business day is, for each index component, a day on which trading is generally conducted on the primary securities exchange on which such index component is traded and any exchange on which futures or options contracts relating to such index component are traded.

Business Day:
A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

IV Calculation Agent:	We have appointed NYSE Arca to calculate the closing indicative value and the indicative value of the ETNs.
Calculation Agent:
Credit Suisse International. The calculation agent will make certain calculations and determinations described in this pricing supplement, including with respect to the value of the ETNs, a split or reverse split of the ETNs, market disruption events and any successor index.

** Reflects the stated principal amount of the ETNs offered hereby plus the stated principal amount of ETNs outstanding as of April 21, 2015. As of April 21, 2015, there was $2,634,000 in stated principal amount of ETNs (131,700 ETNs). Additional ETNs may be issued and sold from time to time through CSSU and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. We expect to receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the initial settlement date, less any commissions paid to CSSU or any other agent. Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”). However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop and subsequently resume selling additional ETNs at any time. If we limit, restrict or stop sales of additional ETNs or if we subsequently resume sales of such additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.

TABLE OF CONTENTS

Summary	PS-1
Hypothetical Examples	PS-11
Risk Factors	PS-14
The Index	PS-24
Description of The ETNs	PS-35
Specific Terms of The ETNs	PS-37
Clearance and Settlement	PS-44
Supplemental Use of Proceeds and Hedging	PS-45
Material United States Federal Income Tax Considerations	PS-46
Supplemental Plan of Distribution (Conflicts of Interest)	PS-51
Benefit Plan Investor Considerations	PS-53
Legal Matters	PS-54
Annex A	A-1
Annex B	B-1

You should read this pricing supplement together with the accompanying prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these ETNs are a part. This pricing supplement amends, restates and supersedes Pricing Supplement No. ETN-4/A dated March 23, 2012 (together with any previous supplements or amendments) in its entirety. You should rely only on the information contained in this Pricing Supplement No. ETN-4/A1 and in the documents listed below in making your decision to invest in the ETNs. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement and Prospectus dated May 4, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092.

This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “Credit Suisse”, the “Company”, “we”, “us” and “our” are to Credit Suisse AG, acting through its Nassau Branch, and references to “dollars” and “$” are to United States dollars.

i

SUMMARY

The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. References to the “prospectus” mean our accompanying prospectus, dated May 4, 2015 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 4, 2015.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. We may consolidate the additional ETNs to form a single class with the outstanding ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time. If we limit, restrict or stop sales of additional ETNs or if we subsequently resume sales of such additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected. Unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price.

Additionally, a suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us. Accordingly, the number of outstanding ETNs could vary substantially over the term of the ETNs and adversely affect the liquidity of the ETNs.

What are the ETNs and how do they work?

The ETNs are medium-term notes of Credit Suisse AG (“Credit Suisse”), the return on which is linked on a leveraged basis to the performance of the Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”).

We will not pay you interest during the term of the ETNs. The ETNs do not have a minimum redemption or repurchase amount and are fully exposed to any decline in the Index. Depreciation of the Index will reduce your payment at maturity, and you could lose your entire investment.

The ETNs are designed to reflect a leveraged exposure to the performance of the Index on a monthly basis, but their returns over longer periods of time can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a monthly basis. Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results.  Investors should actively and frequently monitor their investments in the ETNs.

For a description of how the payment at maturity and upon repurchase, respectively, are calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “—Payment upon Repurchase” sections herein.

The denomination and stated principal amount of each ETN is $20. ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

What is the Index and who publishes the level of the Index?

The Index was created by Credit Suisse Asset Management, LLC, as Index sponsor (the “index sponsor”) and uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “index components”) and cash weighted in accordance with certain rules to include publicly announced merger and acquisition transactions that meet certain qualifying conditions.  It is designed to capture the spread, if any, between the price at which the stock of a target company trades after a proposed acquisition of such target company is announced and the price that the acquiring company has proposed to pay for the stock of such target company.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close and, if it closes, that such merger or acquisition will be at the initially proposed economic terms.

The Index was established on December 31, 2009 with an initial value of 1,000. The index components selected for inclusion in calculating the Index, as well as their respective weightings, are determined on each rebalancing date (as defined below in “The Index—Weighting and Rebalancing”). NYSE Arca, Inc., or another party designated by the index committee, will act as the calculation agent for the Index (the “index calculation agent”) and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the index committee. The Bloomberg ticker symbol for the Index is “CSLABMN <Index>”.

For more information, including information about the historical performance of the Index, please refer to “The Index” in this pricing supplement.

How will payment at maturity or payment at repurchase be determined for the ETNs?

Unless your ETNs have been previously repurchased by us, either at your election or at ours, the ETNs will mature on March 13, 2031. Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

Payment at maturity

If your ETNs have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the closing indicative value of your ETNs on the final valuation date.

The closing indicative value of the ETNs on any trading day will be calculated by the IV calculation agent and will equal the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly. See “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement.

The leverage factor equals 2.0.

The ETN divisor resets on the first calendar day of each calendar month.  For the calendar month that includes the inception date, the ETN divisor equals 55.07303075, which is equal to the closing level of the Index on the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing indicative value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “accrued fee amount calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the accrued fee amount calculation day to and including such accrued fee amount calculation day, of:

ETN Closing Indicative Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Indicative Valuet-1 means the closing indicative value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and annual investor fee means 0.55% per annum.

The leverage amount resets on the first calendar day of each calendar month. For the calendar month that includes the inception date, the leverage amount equals $20.00, which is the stated principal amount per ETN.  For any subsequent calendar month, the leverage amount equals the closing indicative value of each ETN at 5:00 p.m., New York City time, on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of each ETN at 5:00 p.m., New York City time, on that day).

As of any day (the “leverage charge calculation day”), the leverage charge is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the leverage charge calculation day to and including such leverage charge calculation day, of:

Leverage Amount x (USD 1M Libort-1 + 0.95%) x 1/360

where USD 1M Libort-1 is the rate on the immediately preceding business day for deposits of one month in U.S. dollars as displayed on Bloomberg page “US0001M Index” (or, if such rate is not available, the rate determined by the calculation agent in a commercially reasonable manner).

The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that in the event a valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

Payment Upon Repurchase

We have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs. To repurchase the ETNs, we will deliver an irrevocable call notice to The Depository Trust Company (“DTC”). The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase.

At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on March 7, 2011 (for an anticipated March 8, 2011 valuation date and a repurchase date of March 11, 2011) through March 6, 2031 (for an anticipated March 7, 2031 valuation date and a repurchase date of March 12, 2031), provided that you offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase and follow the procedures as described below. We or Credit Suisse International (“CSI”) as the calculation agent, may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. Credit Suisse Securities (USA) LLC (“CSSU”) will act as our agent in connection with any repurchases at your option and may charge investors an additional fee of up to $0.03 for each ETN repurchased. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to require us to repurchase your ETNs will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to require us to repurchase your ETNs will remain the same.

If the closing indicative value of the ETNs on any trading day is equal to or less than 25% of the leverage amount on such trading day (an “automatic early termination event”), as determined by the calculation agent, we will repurchase all of the outstanding ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.  The trading day immediately following the trading day on which the automatic early termination event occurs will be the valuation date applicable to such repurchase.

If you choose to offer your ETNs for repurchase or they are repurchased at our option or upon the occurrence of an automatic early termination event, you will receive a cash payment on the repurchase date in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.

A repurchase date is the third business day following a valuation date. Unless your scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment upon repurchase will be calculated, see “Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

General

If a market disruption event exists on any valuation date (including the final valuation date) or if such valuation date is not a component business day for any index component, Credit Suisse International, acting as the calculation agent, will postpone the determination of the closing level of the Index for such valuation date for up to six scheduled trading days, and the calculation agent will determine the closing level of the Index for such valuation date according to the methodology described under “Specific Terms of the ETNs—Market Disruption Events” below. A “scheduled trading day” is any day that, but for the occurrence of a market disruption event, would have otherwise been a trading day. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days up to six business days. In addition, postponement of the determination of the closing level of the Index for a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days. Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity or upon repurchase, see “Specific Terms of the ETNs—Market Disruption Events” and “—Payment at Maturity” and “—Payment Upon Repurchase”  in this pricing supplement.

In addition to the accrued fee amount and the leverage charge, the Index is subject to an annual index calculation fee of 0.5%, as described herein.  Because the index calculation fee, the accrued fee amount and the leverage charge reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the index calculation fee) must increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us purchase your ETNs) in order for you to receive at least the amount of your initial investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon repurchase by Credit Suisse.

Understanding the value of the ETNs

The initial indicative value was determined on the inception date. The initial indicative value, intraday indicative value and closing indicative value are not the same as the trading price, which is the price at which you may be able to sell your ETNs in the secondary market, or the daily repurchase value, which is the amount that you will receive from us in the event that you choose to have your ETNs repurchased by us or in the event that we exercise our repurchase right or upon automatic early termination. The closing indicative value will be calculated and published by the IV calculation agent on each trading day under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV.” The intraday indicative value of the ETNs will be calculated and published by the IV calculation agent every 15 seconds on each trading day during normal trading hours under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” so long as no market disruption event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor. The trading price of the ETNs in the secondary market is available under the ticker symbol “CSMB” and reflects the last reported trading price of the ETNs, regardless of the date and time of such trading price.

An explanation of each valuation is set forth below.

Closing Indicative Value

The closing indicative value for the ETNs is designed to reflect the end-of-day economic value of the ETNs. The closing indicative value of the ETNs on any trading day equals the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day.

See “How will payment at maturity or payment at repurchase be determined for the ETNs?— Payment at Maturity” in this pricing supplement.

Indicative Value

The “indicative value” for the ETNs is designed to reflect the economic value of the ETNs at a given time. It is calculated using the same formula as the closing indicative value, except that instead of using the closing level of the underlying Index, the calculation is based on the most recent reported level of the Index at the particular time (or, if the day on which such time occurs is not a trading day, as determined by the calculation agent). The indicative value of the ETNs at any time equals the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount for the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs.

See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.

Trading Price

The market value of the ETNs at any given time, which we refer to as the trading price, is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. In the absence of an active secondary market for the ETNs, the last reported trading price may not reflect the actual price at which you may be able to sell your ETNs at a particular time. The trading price of the ETNs in the secondary market is not the same as the indicative value of the ETNs at any time, even if a concurrent trading price in the secondary market were available at such time. The trading price of the ETNs at any time may vary significantly from the indicative value of the ETNs at such time because the market value reflects investor supply and demand for the ETNs. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event the investor sells the ETNs at a time when such premium is no longer present in the market place or the ETNs are repurchased by us, in which case investors will receive a cash payment in an amount equal to the daily repurchase value on the repurchase date. Investors should consult their financial advisors before purchasing or selling the ETNs, especially for ETNs trading at a premium over their indicative value.

See “Risk Factors— The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market” in this pricing supplement.

Daily Repurchase Value

If you elect to offer your ETNs for repurchase, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the repurchase date equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.  In addition, we will have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs and if an automatic early termination event occurs, we will repurchase all of the outstanding ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.

See “How will payment at maturity or payment at repurchase be determined for the ETNs?— Payment Upon Repurchase” in this pricing supplement.

Payment at Maturity

If your ETNs have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the closing indicative value of your ETNs on the final valuation date. If the final valuation date is not a component business day for any index component or if a market disruption event exists on the final valuation date, the calculation agent will determine the closing level of the Index for the final valuation date according to the methodology described in “Specific Terms of the ETNs—Market Disruption Events.”

See “How will payment at maturity or payment at repurchase be determined for the ETNs?— Payment at Maturity” in this pricing supplement.

Will you receive interest on the ETNs?

No. We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs. Unless the ETNs are repurchased by Credit Suisse, you will not receive any payments on the ETNs prior to maturity of the ETNs.

How do you sell your ETNs?

We have listed the ETNs on NYSE Arca. As long as an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  In addition, Credit Suisse may repurchase your ETNs as described herein.

The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. In the absence of an active secondary market for the ETNs, the last reported trading price may not reflect the actual price at which you may be able to sell your ETNs at a particular time. The trading price of the ETNs at any time may vary significantly from the indicative value of the ETNs at such time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event that you sell your ETNs at a time when such premium is no longer present in the market place or your ETNs are repurchased by us (including at our option), in which case investors will receive a cash payment equal to the daily repurchase value.

How do you offer your ETNs for repurchase by Credit Suisse?

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse. If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase, except that we or CSI as the calculation agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to require us to repurchase your ETNs will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to require us to repurchase your ETNs will remain the same.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable after Credit Suisse confirms your offer for repurchase.

Because the daily repurchase value you will receive for each ETN will not be calculated and published until the close of trading on the trading day immediately following the date you offer your ETNs for repurchase, you will not know the applicable daily repurchase value at the time you exercise your repurchase right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the daily repurchase value is determined.

What are some of the risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•
Uncertain repayment of initial investment—You may receive less than the initial investment amount of your ETNs at maturity or upon repurchase. If the level of the Index decreases, or does not increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge applicable to your ETNs, you will receive less, and possibly significantly less, than your original investment in the ETNs.

•
Long holding period risk—The ETNs are designed to reflect a leveraged exposure to the performance of the Index on a monthly basis, but their returns over longer periods of time can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The ETNs are very sensitive to changes in the performance of the Index, and returns on the ETNs may be negatively impacted in complex ways by volatility of the Index on a monthly basis. Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results.  Investors should actively and frequently monitor their investments in the ETNs.

•	No interest payments—You will not receive any periodic interest payments on the ETNs.

•
A trading market for the ETNs may not continue over the term of the ETNs—Although we have listed the ETNs on NYSE Arca, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

•	Credit risk of the issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they become due.

•
Requirements on repurchases by Credit Suisse—You must offer at least the applicable minimum repurchase amount to Credit Suisse and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your offer for repurchase is irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer. Upon exercise of your right to require Credit Suisse to repurchase your ETNs you may incur a fee of up to $0.03 per ETN which will reduce the daily repurchase value.

•
Uncertain tax treatment—No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the United States federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

•
Optional repurchase feature— We have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs.  If your ETNs are repurchased by us, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.

•
Repurchase upon occurrence of automatic early termination event— If the closing indicative value of the ETNs on any trading day is equal to or less than 25% of the leverage amount on such trading day (an “automatic early termination event”), as determined by the calculation agent, we will repurchase all of the outstanding ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.  The trading day immediately following the trading day on which the automatic early termination event occurs will be the valuation date applicable to such repurchase.

Is this the right investment for you?

The ETNs may be a suitable investment for you if:

•	You seek an investment with a return linked on a leveraged basis to the performance of the Index.

•
You believe the level of the Index will increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs),  and to provide you with a satisfactory return on your investment during the term of the ETNs.

•	You are a knowledgeable investor who understands the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results.

•	You are willing to actively and frequently monitor your investment in the ETNs.

•	You are willing to accept the risk of fluctuations in the level of the Index.

•	You do not seek current income from this investment.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index.

•	You seek a guaranteed return of principal.

•	You seek an investment with a longer investment objective than one month.

•	You are not willing to actively and frequently monitor your investment in the ETNs

•
You believe the level of the Index will decrease or will not increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

Does an investment in the ETNs entitle you to any ownership interests in the index components comprising the Index?

No. An investment in the ETNs does not entitle you to any ownership interest or rights in the index components comprising the Index. You will not have any voting rights with respect to any index component, receive dividend payments or other distributions or have any other interest or rights in any index component merely as a result of your ownership of the ETNs.

Will the ETNs be distributed by affiliates of the Issuer?

Our affiliate, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”) has participated in the distribution of the ETNs from the initial settlement date to the date of this pricing supplement and will likely participate in any future distribution of the ETNs. CSSU is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What is the United States Federal income tax treatment of an investment in the ETNs?

Please refer to “Material United States Federal Income Tax Considerations” herein for a discussion of material United States federal income tax considerations for making an investment in the ETNs.

How has the Index performed historically?

Hypothetical historical values of the Index are provided in the section “The Index—Hypothetical Historical and Actual Historical Index Levels and Performance” in this pricing supplement. Past performance is based upon a certain set of data, estimates and assumption and is not necessarily indicative of how the Index would have performed under a different set of parameters or how the Index will perform in the future. In addition, the index rules were revised on September 1, 2010 as described in “The Index” below. The index performance prior to September 1, 2010 does not reflect the modification to the index rules that took place on that date.

How does the calculation agent calculate the payment on the ETNs?

Credit Suisse International, as calculation agent, will calculate payment at maturity or upon repurchase as the closing indicative value of the ETNs on the applicable valuation date.

The closing indicative value of the ETNs on any trading day equals the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day. The closing indicative value for each trading day will be published on such trading day under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV.” The closing indicative value is not the same as the closing price or any other trading price of the ETNs in the secondary market. The trading price of the ETNs at any time may vary significantly from their indicative value at such time. See “Description of the ETNs—Indicative Value.” The closing indicative value on April 21, 2015 was $17.5758 and the closing price on the NYSE Arca (ticker symbol “CSMB”) on April 21, 2015 was $17.2500.

The leverage factor equals 2.0.

The ETN divisor resets on the first calendar day of each calendar month.  For the calendar month that includes the inception date, the ETN divisor equals 55.07303075, which is equal to the closing level of the Index on the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing indicative value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “accrued fee amount calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the accrued fee amount calculation day to and including such accrued fee amount calculation day, of:

ETN Closing Indicative Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Indicative Valuet-1 means the closing indicative value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and annual investor fee means 0.55% per annum.

The leverage amount resets on the first calendar day of each calendar month. For the calendar month that includes the inception date, the leverage amount equals $20.00, which is the stated principal amount per ETN.  For any subsequent calendar month, the leverage amount equals the closing indicative value of each ETN at 5:00 p.m., New York City time, on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of each ETN at 5:00 p.m., New York City time, on that day).

As of any day (the “leverage charge calculation day”), the leverage charge is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the leverage charge calculation day to and including such leverage charge calculation day, of:

Leverage Amount x (USD 1M Libort-1 + 0.95%) x 1/360

where USD 1M Libort-1 is the rate on the immediately preceding business day for deposits of one month in U.S. dollars as displayed on Bloomberg page “US0001M Index” (or, if such rate is not available, the rate determined by the calculation agent in a commercially reasonable manner).

The indicative value of the ETNs at any time equals the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount as of the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs.

The closing level of the Index on any trading day will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that in the event a valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the Index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Because the index calculation fee, the accrued fee amount and the leverage charge reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index (before taking into account the index calculation fee) must increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the amount of your initial investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, taking into account the leverage factor, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon repurchase of your ETNs by Credit Suisse.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, assuming an initial index level of 1,100 and reflecting the $20.00 stated principal amount of each ETN.  These hypothetical examples are meant to illustrate the effect that different factors may have on the closing indicative value.  These factors include fees, compounding of returns and the volatility of the Index.  Many other factors may affect the value of your ETNs, and these figures are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate a few of the potential possible closing indicative values for the ETNs.  No single example can easily capture all the possible influences on the value of your ETNs.  The figures in these examples have been rounded for convenience.

The information in the tables reflects hypothetical rates of return on the ETNs assuming that they are purchased on the inception date at the closing indicative value and disposed of on the maturity date.  We have not considered repurchase of the ETNs at our option, at your option or upon the occurrence of an automatic early termination event for simplicity. Although your payment upon repurchase of the ETNs at your option would be based on the closing indicative value of the ETNs on the applicable valuation date, your payment upon repurchase of the ETNs at your option would be subject to the fee of up to $0.03 per ETN repurchased at your option.

The examples below assume no Market Disruption Event occurs.  Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your ETN, tax liabilities could affect the after-tax rate of return on your ETNs to a comparatively greater extent than the after-tax return on the underlying index components.

Two of the most important factors that will affect the value of your ETNs are the directional change in the in the level of the Index (either up or down) and the annualized monthly volatility of the Index itself.  The annualized monthly volatility of the Index is a measure of the magnitude and frequency of month-to-month changes in the Index closing level, and is equal to the standard deviation of the Index’s monthly returns over twenty years, annualized by multiplying by the square root of 12.  When we refer to “volatility in the monthly change in Index closing levels” we mean that the annualized volatility of the monthly closing levels of the Index over the relevant term.  We therefore provide four examples below that reflect four different scenarios related to these two factors.  The hypothetical examples highlight the negative impact of higher annualized volatility of the Index on the rate of return on your ETNs.  In Example 1 we show increasing Index closing levels with 4.58% annualized volatility in the monthly change in Index closing levels over the relevant term.  In example 2 we show increasing Index closing levels with 28.26% annualized volatility in the monthly change in Index closing levels over the relevant term.  In example 3 we show decreasing Index closing levels with 5.16% annualized volatility in the monthly change in Index closing levels over the relevant term.  In Example 4 we show decreasing Index closing levels with 32.19% annualized volatility in the monthly change in Index closing levels over the relevant term. Because the annual investor fee is calculated on a daily basis, its effect on the value of your ETNs is dependent upon the path the Index takes rather than just the endpoint of the Index.  Each of these four examples is a random possibility generated by a computer among an infinite number of possible outcomes.  Your return may be materially worse.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For purposes of the calculation in this table, each year is assumed to have 360 days and USD 1M Libor is assumed to be constant at 0.25% per annum.

As of April 21, 2015, the actual annualized index return and annualized product return (based on the closing indicative value of the ETNs) since the inception date for the ETNs are -0.73% and -3.12%, respectively. The figures set forth in the examples below are for purposes of illustration only (including for periods of time that have elapsed since the inception date for the ETNs) and are not actual historical results. For information relating to the historical performance of the Index, please refer to “The Index” in this pricing supplement.

Example 1. This example assumes the Index increases by 79.11% with 4.58% annualized volatility in the monthly change in Index closing level over the relevant term.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized ETN Return
0	1,100.00	20.00	n/a	n/a
1	1,089.93	19.27	-0.92%	-3.63%
2	1,094.68	19.08	0.44%	-0.99%
3	1,050.22	17.21	-4.06%	-9.81%
4	1,142.48	19.99	8.78%	16.13%
5	1,273.22	24.35	11.44%	21.82%
6	1,278.92	24.10	0.45%	-1.04%
7	1,274.00	23.47	-0.38%	-2.58%
8	1,349.22	25.84	5.90%	10.10%
9	1,398.39	27.23	3.64%	5.35%
10	1,567.62	33.56	12.10%	23.27%
11	1,491.46	29.79	-4.86%	-11.24%
12	1,554.82	31.79	4.25%	6.70%
13	1,610.11	33.37	3.56%	5.00%
14	1,614.68	32.94	0.28%	-1.29%
15	1,755.16	38.15	8.70%	15.82%
16	1,772.68	38.13	1.00%	-0.06%
17	1,765.08	37.03	-0.43%	-2.89%
18	1,797.18	37.61	1.82%	1.57%
19	1,922.48	42.16	6.97%	12.09%
20	1,970.25	43.43	2.48%	3.01%

Example 2. This example assumes the Index increases by 79.11% with 28.26% annualized volatility in the monthly change in Index closing levels over the relevant term.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized ETN Return
0	1,100.00	20.00	n/a	n/a
1	934.14	13.04	-15.08%	-34.80%
2	1,028.00	14.68	10.05%	12.61%
3	750.31	6.88	-27.01%	-53.12%
4	565.89	3.60	-24.58%	-47.77%
5	735.19	5.13	29.92%	42.67%
6	948.20	7.74	28.97%	50.81%
7	1,080.29	9.64	13.93%	24.64%
8	1,296.80	12.33	20.04%	27.87%
9	1,050.69	7.26	-18.98%	-41.09%
10	1,196.32	8.84	13.86%	21.78%
11	1,186.39	7.80	-0.83%	-11.76%
12	1,014.04	5.40	-14.53%	-30.82%
13	960.15	4.56	-5.31%	-15.47%
14	550.94	1.31	-42.62%	-71.21%
15	882.22	2.96	60.13%	125.55%
16	968.41	3.29	9.77%	11.12%
17	1,354.44	6.06	39.86%	84.16%
18	1,776.13	9.19	31.13%	51.58%
19	2,266.37	13.86	27.60%	50.81%
20	1,970.25	9.42	-13.07%	-32.07%

Example 3. This example assumes the Index decreases by 29.24% with 5.16% annualized volatility in the monthly change in Index closing levels over the relevant term.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized ETN Return
0	1,100.00	20.00	n/a	n/a
1	1,081.36	18.95	-1.69%	-5.23%
2	954.62	14.43	-11.72%	-23.85%
3	915.36	13.02	-4.11%	-9.82%
4	964.99	14.19	5.42%	9.02%
5	934.90	13.03	-3.12%	-8.16%
6	888.57	11.51	-4.96%	-11.70%
7	855.58	10.46	-3.71%	-9.10%
8	881.04	10.88	2.98%	4.03%
9	862.98	10.23	-2.05%	-5.97%
10	807.07	8.77	-6.48%	-14.25%
11	777.38	7.98	-3.68%	-9.02%
12	790.00	8.09	1.62%	1.36%
13	857.67	9.35	8.57%	15.60%
14	790.40	7.78	-7.84%	-16.84%
15	801.30	7.83	1.38%	0.59%
16	790.52	7.46	-1.35%	-4.61%
17	803.72	7.56	1.67%	1.34%
18	829.12	7.89	3.16%	4.29%
19	793.55	7.08	-4.29%	-10.21%
20	778.37	6.68	-1.91%	-5.69%

Example 4. This example assumes the Index decreases by 29.24% with 32.19% annualized volatility in the monthly change in Index closing levels over the relevant term.

A	B	C	D	E
Year	Index Level	Closing Value	Annualized Index Return	Annualized ETN Return
0	1,100.00	20.00	n/a	n/a
1	1,379.65	26.82	25.42%	34.09%
2	2,441.73	77.79	76.98%	190.09%
3	1,411.59	23.13	-42.19%	-70.27%
4	679.09	4.33	-51.89%	-81.29%
5	729.32	4.32	7.40%	-0.06%
6	776.22	4.33	6.43%	0.04%
7	1,123.24	7.76	44.71%	79.49%
8	1,022.20	5.55	-8.99%	-28.49%
9	1,508.70	10.26	47.59%	84.86%
10	1,419.26	8.27	-5.93%	-19.43%
11	1,915.27	13.29	34.95%	60.72%
12	3,434.55	38.10	79.32%	186.64%
13	2,630.88	20.58	-23.40%	-45.98%
14	3,065.18	25.99	16.51%	26.30%
15	2,642.49	17.20	-13.79%	-33.83%
16	2,280.66	11.46	-13.69%	-33.40%
17	2,169.07	9.65	-4.89%	-15.75%
18	2,285.12	9.50	5.35%	-1.53%
19	1,476.03	3.36	-35.41%	-64.68%
20	778.37	0.79	-47.27%	-76.43%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Credit Suisse AG (“Credit Suisse”). The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities. The return on the ETNs is linked on a leveraged basis to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the securities tracked by the Index (each, an “index component” and together the “index components”), the Index itself or ETNs with an unleveraged return linked to the Index. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in or incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs do not have a minimum redemption or repurchase amount and you may lose all or a significant portion of your investment in the ETNs

The ETNs do not have a minimum redemption or repurchase amount and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the closing levels of the Index, and will be reduced by the index calculation fee, the accrued fee amount and the leverage charge (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs). You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases or does not increase sufficiently. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

The ETNs are subject to the credit risk of Credit Suisse

Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

The ETNs are not suitable for investors with longer-term investment objectives

The ETNs are designed to achieve their stated investment objective on a monthly basis, but their performance over longer periods of time can differ significantly from their stated monthly objective because the relationship between the level of the Index and the closing indicative value of the ETNs will begin to break down as the length of an investor’s holding period increases.  The ETNs are not long term substitutes for long and/or short positions in the index components underlying the Index.

Investors should carefully consider whether the ETNs are appropriate for their investment portfolio.  As discussed above, because the ETNs are meant to provide leveraged exposure to changes in the monthly closing level of the Index, their performance over months or years can differ significantly from the performance of the Index during the same period of time.  Therefore, it is possible that you will suffer significant losses even if the long-term performance of the Index is positive.  It is possible for the level of the Index to increase over time while the market value of the ETNs declines over time.  You should proceed with extreme caution in considering an investment in the ETNs.

The ETNs seek to provide a leveraged return based on the performance of the Index (as adjusted for costs and fees). The ETNs do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single month.  The ETNs rebalance their theoretical exposure on a monthly basis, increasing exposure in response to that month’s gains or reducing exposure in response to that month’s losses.

Monthly rebalancing will impair the performance of the ETNs if the Index experiences volatility from month to month and such performance will be dependent on the path of monthly returns during the holder’s holding period. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the ETNs even if the performance of the Index is flat.  The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results. The ETNs may not be appropriate for investors who intend to hold positions in an attempt to generate returns over longer periods of time.

In addition, monthly rebalancing will result in leverage relative to the ETN closing indicative value that may be greater or less than the stated leverage factor if the ETN closing indicative value has changed since the beginning of the month in which you purchase ETNs.

Your return at maturity or upon repurchase will be reduced by the fees and charges associated with the ETNs and the Index

The value of the Index used to calculate the payment at maturity or upon repurchase will be reduced by an accruing index calculation fee, established by the index committee, at 0.5% per annum. This fee is built into the calculation of the level of the Index and, as a result, the closing level of the Index will be less than it would be if such fee were not included.

In addition to the index calculation fee, the accrued fee amount and the leverage charge reduce the amount of your return at maturity or upon repurchase by Credit Suisse, and therefore the level of the Index (before taking into account the index calculation fee) must increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge applicable to your ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the amount of your initial investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, taking into account the leverage factor, to offset the impact of these adjustments, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon repurchase of your ETNs by Credit Suisse.

You should regularly monitor your holdings of the ETNs to ensure that they remain consistent with your investment strategies

The leverage amount varies monthly and the leverage charge varies daily.  As such, the ETNs may be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the ETNs to ensure that they remain consistent with your investment strategies.

The formula used to determine the amount payable at maturity or upon repurchase, and the formula used to determine the level of the Index, are very complex

The formula used to determine the payment on your ETNs at maturity or upon repurchase, and the formula used to determine the level of the Index, are very complex. You should ensure that you understand the results that will be generated by the formulas in different scenarios.

You will not benefit from any increases in the closing levels of the Index if such increases do not occur prior to the applicable valuation date

Increases in the closing levels of the Index during the term of the ETNs but after the applicable valuation date (including the final valuation date) are not considered in the calculation of the payment due to you at maturity or upon repurchase of your ETNs.  If the closing level of the Index on the applicable valuation date (including the final valuation date) does not reflect an increase from the initial index level sufficient, taking into account the leverage factor, to offset the impact of the index calculation fee, the accrued fee amount and the leverage charge (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less, and possibly significantly less, than the principal amount of your ETNs at maturity or upon repurchase by Credit Suisse. This will be true even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough, taking into account the leverage factor, to offset the impact of such fees and charges. In addition, the intraday indicative value of the ETNs published by the IV calculation agent under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” at any time on any trading day prior to the publication of the daily level of the Index on such day will be based on the intraday values of the Index at such time  rather than its closing level. Because the intraday indicative value of the ETNs may vary significantly from the value of the ETNs determined based on the closing level of the Index on such day, the payment you receive at maturity or upon repurchase of the ETNs may vary significantly from the payment you would receive if such payment was determined based on the intraday indicative value of the ETNs.

A fee of up to $0.03 per ETN may be charged upon a repurchase at your option

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased. The imposition of this fee will mean that you will not receive the full amount of the daily repurchase value upon a repurchase at your option.

There are restrictions on the minimum number of ETNs you may offer to Credit Suisse for repurchase

Credit Suisse will repurchase your ETNs at your election only if you are offering at least the applicable minimum repurchase amount for any single repurchase and you have followed the procedures for repurchase detailed herein. However, we or CSI as the calculation agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. The minimum repurchase amount and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your ETNs. If you own ETNs with an aggregate stated principal amount of less than the applicable minimum repurchase amount, you will not be able to cause Credit Suisse to repurchase your ETNs. If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. Also, unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031. A repurchase date is the third business day following the applicable valuation date. See “Specific Terms of the ETNs—Repurchase Procedures” for more information.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily repurchase value you will receive at the time an election is made to repurchase your ETNs

You will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to repurchase your ETNs. Your election to have us repurchase your ETNs will become irrevocable after we confirm your request. You will not know the daily repurchase value until after the applicable valuation date, which shall be the trading day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver the relevant notice to DTC. We will pay you the daily repurchase value, if any, on the repurchase date, which is the third business day following the applicable valuation date. See “Specific Terms of the ETNs—Payment Upon Repurchase.” The determination of the closing level of the Index for a valuation date, and the related repurchase date, will be postponed if such valuation date is not a component business day for any index component or if a market disruption event exists on such valuation date, as provided herein. See “—Market Disruption Events.” As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to Credit Suisse or on which we deliver the relevant notice to DTC and the applicable valuation date.

Credit Suisse may repurchase your ETNs at its option at any time

We have the right to repurchase your ETNs in whole but not in part on any business day during the term of the ETNs.  The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing. If Credit Suisse exercises its right to repurchase your ETNs, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date. Credit Suisse has no obligation to take your interests into account when deciding whether to call the ETNs.

Credit Suisse will repurchase your ETNs if an automatic early termination event occurs

If the closing indicative value of the ETNs on any trading day is equal to or less than 25% of the leverage amount on such trading day (an “automatic early termination event”), as determined by the calculation agent, we will repurchase all of the outstanding ETNs. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing and will likely be significantly less than the principal amount of your ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.  Credit Suisse has no control over whether an automatic early termination event will occur.

Credit Suisse is subject to Swiss Regulation

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

The market value of the ETNs is expected to be influenced by many unpredictable factors

The market value of your ETNs is expected to fluctuate between the date you purchase them and the applicable valuation date. You may sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the level of the Index will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include:

•	the time remaining to the maturity of the ETNs;

•
supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs to increase the supply);

•	economic, financial, political, regulatory or judicial events that affect the market for mergers and acquisitions, the level of the Index or the values of the index components;

•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and foreign currencies, to the extent that any of the index components are denominated in a currency other than the currency in which the Index is denominated;

•	the prevailing rate of interest; and

•	the actual or perceived creditworthiness of Credit Suisse.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The liquidity of the market for the ETNs may vary materially over time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the initial settlement date, and additional ETNs may be issued and sold from time to time through CSSU, an affiliate of ours.  Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Credit Suisse as described in this pricing supplement. Additionally, any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to Credit Suisse at one time for repurchase on any repurchase date.

There may not be an active trading market in the ETNs

Although we have listed the ETNs on NYSE Arca under the symbol “CSMB,” a trading market for your ETNs may not continue for the term of the ETNs. In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market

The intraday indicative value and the closing indicative value for the ETNs are not the same as the closing price or any other trading price of such ETNs in the secondary market, if one exists. The closing indicative value of the ETNs on any trading day equals the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day. The closing indicative value for each trading day will be published on such trading day under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV.”  If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the closing indicative value of your ETNs on the final valuation date. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.

The indicative value of the ETNs will be calculated and published by the IV calculation agent every 15 seconds on each trading day during normal trading hours under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” so long as no market disruption event has occurred or is continuing, and will be equal to the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount for the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs.

The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. In the absence of an active secondary market for the ETNs, the last reported trading price may not reflect the actual price at which you may be able to sell your ETNs at a particular time. The trading price of the ETNs at any time may vary significantly from their indicative value at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the market place or your ETNs are repurchased by us (including at our option), in which case investors will receive a cash payment equal to the daily repurchase value.

We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop and subsequently resume selling additional ETNs at any time

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. The price of the ETNs in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of the ETNs. Additionally, any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop and subsequently resume selling additional ETNs at any time. If we start selling additional ETNs, we may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market. Furthermore, unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price. Before trading in the secondary market, you should compare the closing indicative value and intraday indicative value with the then-prevailing trading price of the ETNs. Any premium may be reduced or eliminated at any time.

Suspension of additional issuances of the ETNs can also result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us. If the total number of outstanding ETNs has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your ETNs at a discounted sale price below the intraday indicative value of the

ETNs could lead to significant losses. Prior to making an investment in the ETNs, you should take into account whether or not the trading price is tracking the intraday indicative value of the ETNs.

The ETNs may not be a suitable investment for you

The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of your initial investment; you believe the level of the Index will decrease or will not increase by an amount sufficient, taking into account the leverage factor, to offset the impact of the index calculation fee, the accrued fee amount and the leverage charge during the term of the ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs); you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

It is suggested that investors considering the purchase of the ETNs be experienced with respect to leveraged investments and reach an investment decision only after carefully considering, with their advisors, the suitability of an investment in the ETNs in light of their particular circumstances. Before making any investment in the ETNs, it is important that a prospective investor become informed about leveraged securities in general and about the specific terms of the ETNs and the nature of the Index.

Sensitivity of the ETNs to large changes in the prices of the index components

Because the ETNs are linked on a leveraged basis to the performance of the Index and include leveraged exposure, changes in the prices of the index components will have a greater likelihood of causing such ETNs to be worth zero than if such ETNs were not linked to the leveraged return of the Index.  In particular, any significant decrease in the price of the index components in which the Index reflects a long position or any significant increase in the price of the index components in which the Index reflects a short position will result in a significant decrease in the closing indicative value of the ETNs.

You will not have any rights in the index components

The Index uses a quantitative methodology to track a dynamic basket of index components and cash.  As an owner of the ETNs, you will not have the rights that investors in the index components have. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any index component and you will not be entitled to receive dividend payments or other distributions, if any, made on the index components.

Your return will not reflect the return of owning instruments whose returns track the individual index components

The individual index components change from time to time and will in some cases reflect a negative net weight (as defined below under “Index”), resulting in effective “short” positions with respect to index components with a negative net weight. In addition, the ETNs reflect a leveraged investment in the performance of the Index.  As a result, the yield to the maturity date of the ETNs will not produce the same yield as that of other investments with the same term which are based solely on the performance of a fixed portfolio of the index components. In addition, the fees and charges associated with the Index, as described above under “—You May Receive Less Than the Principal Amount of Your ETNs Due to the Fees Associated with the ETNs and the Index” will result in the return on an investment in the ETNs being less than the return on a similar investment in ETNs or other instruments tracking the index components. The trading value of the ETNs and final return on the ETNs may also differ from the results of the Index for the reasons described under “—The ETNs are Subject to the Credit Risk of Credit Suisse.”

Furthermore, to the extent that a portion of the Index reflects a positive cash position, your return on an investment in the ETNs may be less than the return on a similar investment in ETNs or other instruments tracking the index components (to the extent that the return on such ETNs or other instruments exceeds the Federal Funds rate).

We or our affiliates may have economic interests adverse to those of the holders of the ETNs

Because our affiliates, Credit Suisse International, is initially acting as the calculation agent for the ETNs, and Credit Suisse Asset Management, LLC, is the index sponsor, potential conflicts of interest may exist between these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs or the composition or methodology of the Index.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the index components, futures or options on the index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, including certain exchange traded notes issued by Credit Suisse, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Index or the index components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the index components, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the index components. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs.  Any prospective purchaser of ETNs should undertake such independent investigation of each company whose stock is included as an index component as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time, and any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs. See “—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop and subsequently resume selling additional ETNs at any time” above.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date (including the final valuation date), the calculation agent will postpone the determination of the closing level of the Index for such valuation date (and, in the case of the final valuation date, the maturity date) and will determine the closing level of the Index applicable to such valuation date according to the methodology described below

The determination of the closing level of the Index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any index component or if the calculation agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the Index on a valuation date occurs, the calculation agent shall determine the closing level of the Index for such valuation date by reference to the value of each index component for which such valuation date is a component business day and that is unaffected by the market disruption event determined on the originally scheduled valuation date and the value of each index component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the closing value of such affected index component on the first day immediately succeeding such scheduled valuation date that is a component business day for such index component and on which neither the Index nor such index component is affected by a market disruption event. The closing level of the Index as determined by the calculation agent may differ from any published closing level of the Index. In no event, however, will the determination of the closing level of the Index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the Index for a valuation date is postponed for six scheduled trading days, the value of any affected index component and the closing level of the Index will be determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days.  Because a repurchase date is the third business day following the applicable valuation date, postponement of a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days.  Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the Index solely for purposes of calculating the ETN divisor or any accrued fee amount or the leverage charge on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any index component or as a result of a market disruption event occurring on such day.

You will have no rights against the entities with discretion over the Index or the issuers of the index components

As an owner of the ETNs, you will have no rights against the index committee, the index sponsor or the index calculation agent (each as defined below under “The Index”), even though the amount you receive at maturity or upon repurchase of your ETNs by Credit Suisse will depend on the level of the Index. By investing in the ETNs, you will not acquire any interest in any index component and you will not receive any dividends or other distributions, if any, with respect to any index component. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index component. The issuers of the index components are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.

The ETNs do not pay interest

We will not pay interest on the ETNs. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index. Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The United States federal income tax treatment of an investment in the ETNs is uncertain

No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax treatment of an investment in the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the United States federal income tax consequences of an investment in the ETNs, including possible alternative treatments. Please see the discussion under “Material United States Federal Income Tax Considerations” in this pricing supplement for more details.

Our hedging activity may affect the value of the index components and therefore the market value of the ETNs

We expect to hedge our obligations under the ETNs through one or more of our affiliates. This hedging activity may involve trading in the index components or in other instruments, such as options, swaps or futures, based upon the Index or the index components and/or issuing or trading certain exchange traded notes issued by Credit Suisse. This hedging activity could affect the value of the index components and therefore the market value of the ETNs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.

We may also issue other securities or issue or enter into other financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Index has limited history to consider for making an independent assessment of its performance

The Index was first calculated on December 31, 2009.  There is no actual historical Index level information available before this date for you to consider in making an independent investigation of the Index performance.  It is impossible to predict whether the level of the Index will rise or fall.

The ETNs may be subject to foreign currency risk if one or more of the index components is a foreign equity security

If the Index contains an index component that is a security denominated in, or with a functional currency that is, a currency other than U.S. dollars, the ETNs, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the ETNs is linked to the performance of the Index, the value of which is partly dependent on such index component that is denominated in a currency other than U.S. dollars. Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the index components, the level of the Index and the value of the ETNs.

An investment in the ETNs may be subject to risks associated with non-U.S. securities markets

The index components included in the Index may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, corporate governance, disclosure, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible. The risks of the economies of emerging market countries are relevant for securities linked to the Index which includes index components composed of securities traded in one or more emerging market countries.

Adjustments to the Index could adversely affect the ETNs

NYSE Arca, Inc., the index calculation agent, is responsible for calculating and maintaining the Index. In certain circumstances, the index calculation agent and the index committee can delete or substitute the index components or make other methodological changes that could change the value of the Index at any time. The index committee may discontinue or suspend calculation or dissemination of the Index.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Please refer to “The Index—Index Component Adjustments.” Any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the ETNs.

We are affiliated with the sponsor of the Index and certain of our employees or employees of our affiliates are members of the index committee; conflicts of interest may exist

The methodology and rules for the Index were developed by the index sponsor, Credit Suisse Asset Management, LLC, an affiliate of Credit Suisse. The Index is rebalanced periodically by the index sponsor and the index sponsor is responsible for the calculations used to determine the level of the Index. The index sponsor has the ability to take certain actions with respect to the calculations of the Index, including actions that could affect the level of the Index or your securities. Because determinations made by the index sponsor may affect the redemption amount, potential conflicts of interest may exist between us and the index sponsor and you. In addition, because our employees or employees of our affiliates are members of the index committee for the Index, potential conflicts of interest may exist between us and the committee and you. The index committee is the final authority on the Index and the interpretation of the index methodology. Neither we nor the index sponsor, or the index committee will have any obligation to consider your interests as a holder of the ETNs in taking any actions that may affect the level of the Index and therefore the value of your ETNs.

Any of the proposed merger transactions reflected in the Index may not be completed, which could adversely affect the performance of the Index and the return on the ETNs

The Index is designed to capture the spread, if any, between the price at which a target company (the “target”) trades after a proposed acquisition by merger of the target is announced and the price at which the acquiring company (the “acquirer”) has proposed to pay for the target. The spread between these two prices typically exists due to the uncertainty that the announced merger will close and, if it closes, that such merger will be at the initially proposed economic terms.  For a successful merger transaction, the spread is expected to approach zero by the closing date of the merger. There is no assurance that any of the transactions reflected in the Index will be successfully completed. In particular, in certain market conditions, it is possible that most or all of the transactions would not be completed. If any merger transaction reflected in the Index is not completed, the spread between the price offered for the target and the price at which the shares of the target trade is expected to widen. This could adversely affect the performance of the Index and the return on the ETNs.

If the stock of any acquirer included in the Index ceases to be “easy to borrow”, the stocks of such acquirer and the corresponding target will be removed from the Index and will not be eligible for inclusion for one year

In transactions where the acquirer proposes to purchase the shares of the target by exchanging its own stock for the target or exchanging a combination of cash and its own stock for the stock of the target, the index components at all times will be limited to companies involved in transactions in which the stock of the acquirer is “easy to borrow”. If the stock of the acquirer included in the Index subsequently ceases to be “easy to borrow”, the stocks of both such acquirer and the corresponding target will be removed from the Index, and neither stock will be eligible for inclusion in the Index for one year. A stock is considered easy to borrow if such stock is available to be borrowed at what is then considered to be a market average fee that is applicable to stock borrow transactions, as determined by the sponsor of the Index in its sole and absolute discretion.  When a stock is so removed from the Index, the exposure to such stock in the Index is converted into a cash position reflecting the market value of the stock at the time it is removed. The removal of the stocks of an acquirer and the corresponding target from the Index could have an adverse effect on the performance of the Index and consequently on the return on the ETNs. In particular, once a stock has been removed from the Index, the Index will no longer benefit from any beneficial movement of such stock.

The Index may not be fully invested in merger transactions and may reflect a large cash position

The Index will hold a large position in cash if, at any time, only a few or no merger transactions meet the requirements for inclusion in the Index. The index methodology (as defined below) sets forth certain limits on the weight of any stock in the Index. Since no stock can exceed such weight limit in the Index, once the Index has been populated with all stocks that are eligible for inclusion at any time, any remaining capacity in the Index will reflect a cash position. The level of the Index will not reflect the returns, if any, of the merger arbitrage strategy underlying the Index with respect to the portion of the Index that is invested in cash.

Exposures to short positions in the index components may adversely affect your return on the ETNs

Some index components will be negatively weighted (effectively reflecting a “short” position) and positive performance of index components that reflect a short position will have a negative impact on the level of the Index.  Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed.  It is possible that any short position included in the Index may appreciate substantially with an adverse impact on the level of the Index and therefore the value of your ETNs.

THE INDEX

The Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”) is overseen by Credit Suisse Asset Management, LLC (the “index sponsor”).  The Index uses a quantitative methodology to track a dynamic basket of securities held as long or short positions (the “index components”) and cash weighted in accordance with rules described below to reflect publicly announced merger and acquisition transactions that meet certain qualifying conditions.  The Index is governed by the set of rules specified below and does not track all possible merger or other acquisition transactions or any funds focused on merger and acquisition transactions.  The Index was established on December 31, 2009 with an initial value of 1,000.  Information contained in the Bloomberg page referenced below is not incorporated by reference herein.

Overview

The Index is designed to capture the spread, if any, between the price at which the stock of a company (each such company, a “target”) trades after a proposed acquisition of such target is announced and the price at which the acquiring company (the “acquirer”) has proposed to pay for the stock of target.  The spread between these two prices typically exists due to the uncertainty that the announced merger or acquisition will close, and if it closes, that such merger or acquisition will be at the initially proposed economic terms.  For successful transactions, the spread is expected to approach zero by the closing date of the transaction.  The size of the spread itself will depend on the perceived risk of the deal closing, as well as the length of time expected until the deal is completed.

If the acquirer proposes to buy the target by exchanging only cash for the stock of the target (a “cash transaction”), the Index will generally reflect a long position in the stock of the target and no position in the stock of the acquirer.  If the transaction is completed (a “completed deal”), the Index will reflect the long position in the target’s stock being converted into a cash position on the closing date of such completed deal, but will not reflect any interest accrual on such cash position until the next rebalancing date.

If the acquirer proposes to buy the target by exchanging its own stock for the stock of the target (a “stock transaction”) or a combination of cash and its own stock (a “cash and stock transaction”), the Index will generally reflect a long position in the stock of the target and a proportional short position in the stock of the acquirer based on the exchange ratio (the “exchange ratio”) for the transaction.  If the transaction is completed, the Index will reflect the long position in the target’s stock being converted into a long position in the stock of the acquirer (and a cash position in the case of a cash and stock transaction) based on the exchange ratio, and such long position will be netted against the original short position in the acquirer’s stock.  The Index will reflect 70% of any cash dividends paid on long index components, minus 100% of any cash dividends paid on any short index components, in each case on the ex-dividend date and converted into United States dollars if necessary, but will not reflect any interest accrual on the resulting cash position until the calendar day following the next rebalancing date.

Index Methodology – Index Universe

The index components consist of long positions in target stocks and, in the case of stock transactions and cash and stock transactions, short positions in acquirer stocks that are the subject of a transaction reported on Bloomberg Professional Service (or such other service as selected by the index committee (as defined below), the “reporting service”) in which the acquirer has announced or announces its intention to purchase the target in a transaction in which no new public company would be formed (a “deal”).

If the reporting service announces that a previously announced deal has failed (a “broken deal”), then the stocks of both the acquirer and the target will be removed from the Index and the Index will reflect a net cash position reflecting the sale of the long position in the target’s stock and the close-out of any short position in the acquirer’s stock as of, and based on the closing price of such stock on, the fifth trading day following the date of such subsequent announcement, but will not reflect any interest accrual on such cash position until the next rebalancing date.  If such subsequent announcement is made after 6:00 p.m., New York City time, on a trading day, it will be considered to have been made on the immediately following trading day.  If, however, the index sponsor determines in its sole and absolute discretion that the index sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such acquirer or such target due to considerations relating to applicable laws or regulations, then the adjustments to the Index reflecting both the sale of the long position in such target’s stock and the close-out of the short position in such acquirer’s stock will not occur until such time as the index sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such acquirer or such target.

If an acquirer makes a new offer for the target with a different exchange ratio or other different material terms or a new offer in which transaction shifts from a cash transaction to a stock transaction or cash and stock transaction (or vice versa), the deal reflected by the original terms will be deemed a “broken deal” and the deal on the new terms will be considered for inclusion in the index universe (as defined below).

If the listing of shares of either the acquirer or target is suspended on the principal exchange on which such shares are traded, then the stocks of both the acquirer and the target will be removed from the Index on the date of the suspension and not reinvested until the next rebalancing date.  For an index component whose shares have been suspended, the sale of the long position or the close-out of any short position will be based on the index calculation agent’s estimate of the price that would have prevailed on the relevant exchange (as determined by the index calculation agent in its sole discretion); for an index component whose shares have not been suspended, the Index will reflect the removal of such stock on the from the Index based on the closing price of such shares on the date of such suspension. If, however, the index sponsor determines in its sole and absolute discretion that the index sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such acquirer or such target due to considerations relating to applicable laws or regulations, then the adjustments to the Index reflecting both the sale of the long position in such target’s stock and the close-out of the short position in such acquirer’s stock will not occur until such time as the index sponsor concludes that it and its affiliates would not be so precluded from purchasing or selling shares of either such acquirer or such target.

All determinations regarding the effect on the Index of any announcement by any party to a deal or a potential deal will be made by the index committee in its sole and absolute discretion.

Liquidity Constraints

The index components are limited to companies that are the subject of deals where the equity securities (excluding depositary receipts) of the target (in the case of cash transactions) or of both the target and acquirer (in the case of stock transactions and cash and stock transactions) are listed on primary exchanges in the United States, Canada and Western Europe.  In addition, companies are eligible for inclusion in the Index only where, on the date the relevant deal is announced by the reporting service (the “announce date”), the target has a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $500 million and the target has an average monthly trading volume greater than $25 million.  If the announcement of a deal is made after 6:00 p.m., New York City time on a trading day, the announce date will be considered to be the immediately following trading day.  The average monthly trading volume is calculated as 20 times the average daily U.S. dollar value traded over the 120 trading days immediately preceding the relevant announce date. Prior to September 1, 2010, if a target had an average monthly trading volume (calculated as described in the preceding sentence) of less than $25 million, such target remained eligible for inclusion in the Index, but its net weight (as defined below) was capped based on this average monthly trading volume.

In the case of stock transactions and cash and stock transactions, the index components at all times will be limited to companies that are the subject of deals where the stock of the acquirer is “easy to borrow”.  A stock is considered easy to borrow at any time if such stock is available to be borrowed at that time at what is then considered to be a market average fee for stock borrow transactions, as determined by the index sponsor in its sole and absolute discretion.  If the index sponsor determines that the stock of an acquirer included in the Index subsequently ceases to be “easy to borrow” for two consecutive trading days, the stocks of both such acquirer and the corresponding target will be removed from the Index and the Index will reflect a net cash position reflecting the sale of the long position in the target’s stock and the close-out of the short position in the acquirer’s stock as of, and based on the closing price of such stock, on the trading day following the date of such determination by the index sponsor, but will not reflect any interest accrual on such cash position until the next rebalancing date.  If, however, the index sponsor determines in its sole and absolute discretion that the index sponsor or any of its affiliates would be precluded from purchasing or selling shares of either such acquirer or such target due to considerations relating to applicable laws or regulations, then the adjustments to the Index reflecting both the sale of the long position in such target’s stock and the close-out of the short position in such acquirer’s stock will not occur until such time as the index sponsor concludes that it and its affiliates would not be so be precluded from purchasing or selling shares of either such acquirer or such target.  If an index component is removed from the Index because the stock of the acquirer has ceased to be “easy to borrow”, it will not be eligible for inclusion in the Index for one year.

The index components will not include companies to which the index sponsor or any of its affiliates is an advisor in connection with the relevant deal or is otherwise materially involved in that deal as of the announce date, or any other companies the shares of which the index sponsor or any of its affiliates would be precluded from purchasing or selling due to considerations relating to applicable laws and regulations, or determined by the index sponsor in its sole and absolute discretion.  If the Index sponsor determines, in its sole and absolute discretion, that, due to considerations relating to applicable laws or regulations, the index sponsor or any of its affiliates would be required to divest itself of the shares of either the acquirer or the target in any deal, any shares of the acquirer and the target of such deal will be removed from the Index, and the Index will reflect such index components being converted into a cash position reflecting the sale of the long position in the target’s stock and the close-out of any short position in the acquirer’s stock as of, and based on the closing price of such index components, on such day as the index sponsor shall determine in its sole and absolute discretion constitutes a day on which the divestiture of such positions by the index sponsor or its affiliates would comply with applicable laws and regulations, but will not reflect any interest accrual on such cash position until the next rebalancing date.

Arbitrage Constraints

The Index methodology uses systematic constraints intended to ensure that deals selected to be represented in the Index have arbitrage potential.  Therefore, the terms of the deal must reflect an offer price for the target on the “announce date” that exceeds the arithmetic average of the closing prices of the target’s stock over the twenty days prior to the announce date.  In the case of a cash transaction, the amount of cash to be paid per share of the target’s stock must be fixed, and in the case of a stock transaction or a cash and stock transaction, the exchange ratio (including the amount of any cash portion) must be fixed.  In addition, the ownership sought by the acquirer, together with any existing ownership stakes, must be greater than 95% of the outstanding common shares of the target, and the new ownership sought by the acquirer cannot be less than 10% of the outstanding common shares of the target.

Deals that meet the criteria contained in both the liquidity constraints and the arbitrage constraints set forth above constitute the “index universe”.

Weighting and Rebalancing

The weight of each index component is determined on the third trading day following the announce date relating to such index component, and each index component is added to the Index on the fifth trading day following the announce date (each such date where an index component is added to the Index, a “rebalancing date”).  The raw weight (the “raw weight”) of any target to be included in the Index is calculated as the percentage obtained by dividing the cube root of the market capitalization of the target by the sum of the cube roots of the market capitalizations of the targets in each deal included in the index universe (including any deal added on that rebalancing date) that is neither a completed deal nor a broken deal (each such deal, a “pending deal”), all as of the relevant announce date and all expressed in U.S. dollars.  The net weight (the “net weight”) of any target is equal to its raw weight, except that the net weight of each target is capped at a maximum of 7.5% of the closing level of the Index as of the third trading day following the relevant announce date.  The net weight of each target will represent a long position in that target in the Index.  For stock transactions and cash and stock transactions, the net weight of the acquirer to be included in the Index is proportional to the net weight of the corresponding target based on the exchange ratio, and represents a short position in the acquirer in the Index, except that if the absolute value of such net weight of the acquirer would exceed 7.5%, the absolute value of the net weight of the acquirer will be reduced to 7.5%, and the net weight of the target in such transaction will be reduced proportionally.  On each rebalancing date, the net weight of any index component that has been removed from the Index will be zero.

Following these determinations, each target to be included in the Index is sorted by raw weight.  The uninvested cash position represented by the Index as of the relevant rebalancing date will be hypothetically invested in targets and, for stock transactions and cash and stock transactions, acquirers selected from the Index universe in descending order based on the raw weight of the target in deals involving targets not previously included in the Index (with the amount of such investment being equal to the aggregate value of the long positions minus the absolute value of the aggregate value of the short positions), until such uninvested cash position has been exhausted or there is insufficient uninvested cash to fully invest, with any remaining amount held hypothetically in cash.  If there is insufficient uninvested cash to fully invest, the net weight of the final target to be included in the Index on such rebalancing date will be reduced such that the Index will include a hypothetical partial investment in such target, and the net weight or any corresponding acquirer will be reduced proportionally.  If on any rebalancing date (including, for the avoidance of doubt, a date on which the number of index components is fewer than 20) the Index reflects a cash balance of less than 2% of the Index level, no positions will be added.

Notwithstanding the foregoing, pursuant to a rule change effective as of September 1, 2010, if, on any date, the number of index components is fewer than 20, companies will be eligible for inclusion in the Index if, on an announce date occurring at least five trading days prior to such date, the target had a market capitalization (calculated as the number of outstanding shares multiplied by the last available traded price, converted to U.S. dollars if necessary) greater than U.S. $250 million, and additional deals that meet such requirement and otherwise meet the liquidity constraints and arbitrage constraints will be immediately added to the Index, in descending order based on the market capitalization of the target, until the number of index components reaches 20.  If an index component is added in the manner described in this paragraph, the date that it is added will be a rebalancing date and the raw weight of such Index will be calculated as described above, but the net weight of such index component will be capped at a maximum of 0.05% of the closing level of the Index as of the third trading day following the relevant announce date.

In addition, all notional positions in the Index (both index components and Cash) will be reduced on a monthly basis to account for an index calculation fee equal to 0.50% per annum, accrued daily.

Positions

The following is a list of the index components and their weights in the Index as of April 21, 2015. Negative values indicate a short exposure.

Advent Software Inc	1.64%
Aer Lingus Group PLC	1.98%
Alcoa Inc	-1.14%
Aruba Networks Inc	1.59%
Auspex Pharmaceuticals Inc	1.51%
AXIS AB	1.71%
Baker Hughes Inc	4.08%
BANCO BPI SA	2.02%
BB&T Corp	-1.22%
BG GROUP PLC	4.46%
Brit PLC	1.45%
CATLIN GROUP	2.07%
City National Corp	2.19%
Cleco Corp	1.99%
Comcast Corp	-8.87%
CONWERT IMMOBILIEN INVEST AG	1.51%
CSR PLC	1.70%
Cyberonics Inc	-1.17%
DOMINO PRINTING SCIENCES PLC	1.42%
Dresser-Rand Group Inc	2.12%
Endurance Specialty Holdings Ltd	-1.01%
Excel Trust Inc	1.06%
Exelis Inc	1.94%
Freescale Semiconductor Ltd	2.57%
GILDEMEISTER AG O.N.	2.30%
Halliburton Co	-3.19%
Harris Corp	-0.66%
HOLCIM	-2.91%
Home Loan Servicing Solutions Ltd	1.17%
Hospira Inc	2.90%
Hudson City Bancorp Inc	5.47%
Hyperion Therapeutics Inc	1.11%
Informatica Corp	1.98%
Integrated Silicon Solution Inc	0.97%

Integrys Energy Group Inc	3.69%
JAZZTEL	2.78%
KOFAX LTD	1.03%
LAFARGE	4.29%
Life Time Fitness Inc	1.64%
Lorillard Inc	6.92%
M&T Bank Corp	-5.86%
MeadWestvaco Corp	2.37%
Montpelier Re Holdings Ltd	1.36%
NXP Semiconductors NV	-2.24%
Office Depot Inc	2.23%
OmniVision Technologies Inc	2.17%
Orbitz Worldwide Inc	1.32%
PacWest Bancorp	-1.12%
Pepco Holdings Inc	4.93%
PIRELLI & CO	2.98%
Polypore International Inc	1.57%
REC Solar ASA	1.13%
Reynolds American Inc	-2.14%
Riverbed Technology Inc	1.82%
Rock-Tenn Co	-2.38%
ROYAL BANK OF CANADA	-1.28%
ROYAL DUTCH SHELL A	-3.50%
RTI International Metals Inc	1.13%
Sigma-Aldrich Corp	3.44%
SORIN	1.61%
SQUARE 1 FINAN/D	1.07%
Staples Inc	-0.84%
STERIS Corp	-1.57%
Susquehanna Bancshares Inc	1.70%
SYNERGY HEALTH	2.01%
TALISMAN ENERGY INC	2.38%
Time Warner Cable Inc	7.94%
TNT EXPRESS	2.34%
TORNIER BV	1.29%
TRW Automotive Holdings Corp	3.83%
TSB BANKING GROUP ORD SHS WHEN ISSUED	1.75%
USD Cash	18.46%
Wisconsin Energy Corp	-2.86%
Wright Medical Group Inc	-1.26%
XL Group PLC	-0.87%

Index Level Calculation

Summary

The Index level at any given time equals the following:

(i) The then current value in United States dollars of the long index components then represented in the Index, plus

(ii) Any cash position reflected in the Index, plus

(iii) Interest on the portion, if any, of such cash position that was reflected in the Index as of the previous rebalancing date (excluding the proceeds from any hypothetical short sales of acquirer stock) at the Fed Funds rate accrued on a daily basis, plus

(iv) Interest on the proceeds of any hypothetical short sales of acquirer stock at the Fed Funds rate minus 35 basis points (0.35% representing a borrow fee related to the hypothetical short position), minus

(v) To the extent that the then current value of the long index components then represented in the Index exceeds the total index level, interest on such excess position at the rate of the 1-month LIBOR as of the last rebalancing date to reflect the cost of borrowing to obtain such excess position, minus

(vi) The then current value in United States dollars of any short index components then represented in the Index, minus

(vii) An index calculation fee equal to 0.50% per annum of the Index level, applied as described herein.

To calculate the Index level, before adjustment for the index calculation fee, the index calculation agent will divide the value of the index components by a Divisor that is used to account for the other elements listed above (other than the index calculation fee).

Detailed Description

The following is a detailed description of the calculation of the Index level.

VNti = The Index level on any calendar day “t” at time “i”, which is calculated as follows:

Where,

Vti = Index level, without adjusting for the index calculation fee, on the current calendar day “t” at time “i”, or, if calendar day “t” is not a trading day, the Index level, without adjusting for the index calculation fee, as of 5:00 p.m., New York City time, on the most recent trading day.

On a trading day, Vti is calculated as follows:

Where,

SSmrt = Security shares of each security “m” on the current trading day “t” at time “i”, which means the number of shares of such security “m” included in the Index on the current trading day “t” at time “i”, as determined as described below on the rebalancing date “r” on which it was included in the Index

SLmti = Security level of each security “m” on the current trading day “t” at time “i”, which means the current market price of such security “m” on the current trading day “t” at time “i” (or, if such security “m” is not trading on the primary securities exchange for such security “m” during regular trading hours for such exchange at such time “i” on such trading day “t”, the most recent closing price of such security “m” on such exchange), as determined by the Index calculation agent.

Dti = The divisor, which is calculated on trading day “t” as follows:

Where,

ARr,t = The accrual of rates adjustment from the previous rebalancing date “r” to the current trading day “t”, which is calculated as follows:

Where,

Vr = Index level, without adjusting for the Index calculation fee, at 5:00 p.m., New York City time, on the previous rebalancing date “r”

CRr = Cash rate, which is equal to the annual Fed Funds effective rate published on the previous rebalancing date “r”, where the Fed Funds effective rate on any date is equal to the rate set forth in H.15(519) for such date opposite the caption “Federal funds (effective)” as such rate is displayed on Bloomberg FEDL01 <Index> (or any successor page)

CBr = Cash borrow rate, which is equal to the 1 month LIBOR rate published on the previous rebalancing date “r”, where the 1 month LIBOR rate on any date is equal to the rate displayed on Bloomberg page US0001M <Index> (or any successor page)

dt–r = Number of calendar days in the period from but excluding the previous rebalancing date “r” to and including the current trading day “t”

SPr = Short Position on the previous rebalancing date “r”, which is calculated as follows:

LPr = Long Position on the previous rebalancing date “r”, which is calculated as follows:

Where for each of the Short Position and Long Position as of the previous rebalancing date “r”:

SSmr = Security Shares of each security “m”, which means the number of shares of such security “m” included in the Index as of the previous rebalancing date “r”

SLmr = closing price of each security “m” on the previous rebalancing date “r”

ADr,t = the Accrued dividends adjustment on the current trading day “t”, which is calculated as follows:

Where,

SDmr,t = Aggregate per share amount of cash dividends paid in respect of each security “m” included in the Index as of the previous rebalancing date “r”, which dividends have ex-dates occurring during the period from but excluding such most recent rebalancing date “r” to and including the current trading day “t”.

ASr,t = Accrued shares dropped, which represents the value of all securities that have been removed from the Index from the previous rebalancing date “r” to the current trading day “t”, which is calculated as follows:

Where,

DSSmr = Dropped security shares of each security “m”, which means the number of shares of each security “m”, as determined as described below on a rebalancing date on which it was included in the Index, for each such security “m” that was removed from the Index from but excluding the previous rebalancing date “r” to and including the current trading day “t”

DSLmx = Dropped closing price of each security “m” on the day “x” that it was removed from the Index

The number of shares of the security “m” to be included on rebalancing date “r” is calculated as follows:

Where,

SWma = net weight of the security “m” as calculated based on the announce date “a” relating to such security “m”

SLmfa = Closing price of the security “m” on the third trading day immediately following the announce date “a” relating to such security “m”

V fa = Index level, without adjusting for the index calculation fee, at 5:00 p.m., New York City time, on the third trading day immediately following the announce date “a” relating to such security “m”

DNt = The net divisor security level for the month that includes the current calendar day “t”, which resets on the first calendar day of every month and is calculated as follows:

Where,

Vt–1 = The Index level, without adjusting for the index calculation fee, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month), or if day “t-1” is not a trading day, the Index level, without adjusting for the index calculation fee, as of 5:00 p.m., New York City time, the most recent trading day prior to calendar day “t-1”.

VNt–1 = The Index level, after adjusting for the index calculation fee, at 5:00 p.m., New York City time, on the previous calendar day “t-1” (i.e., the last calendar day of the previous month)

 = the accrued index calculation fee, for the calendar month that includes the current calendar day “t” (based on an actual/365 day count convention), which is calculated daily with respect to the previous calendar day’s Index level, VNt–1, as follows:

Where,

= the sum for each calendar day in the month from and including the first calendar day of the month to butexcluding the current calendar day “t”

ICF = index calculation fee, which is set by the index committee, of 0.50% per annum.

In the event of a stock split or stock dividend or similar event, the number of shares of the security affected may be adjusted to maintain consistency.

Historical Index Levels and Performance

The table below set forth the historical quarterly performance of the Index from January 1, 2010 through March 31, 2015.  In addition, the graph below shows the performance of the Index from January 4, 2010 through April 21, 2015.  The Index rules were revised on September 1, 2010 to (1) require the target to have an average monthly trading volume greater than $25 million and (2) provide for inclusion of deals where the target has a market capitalization greater than $250 million (instead of $500 million) if there would otherwise be fewer than 20 index components, both as described above.  The Index performance and Index levels included prior to September 1, 2010 do not reflect the modification to the Index rules that took place on that date.  You should be aware that no actual investment allowing for tracking of the performance of the Index was possible at any time prior to December 31, 2009.  The closing level of the Index on April 21, 2015 was 1069.41.  The historical Index performance and Index levels should not be taken as an indication of future performance, and no assurance can be given as to the Index level on any given date.  Because the ETNs are designed to reflect a leveraged exposure to the performance of the Index on a monthly basis, their returns over longer periods of time can, and most likely will, differ significantly from two times the return on a direct investment in the ETNs.  The historical Index performance and Index levels therefore do not reflect how a leveraged investment such as the ETNs would have performed over the same period of time.

Date	Index Value	Quarterly Returns
3/31/2010	1021.67	2.17%
6/30/2010	1037.79	1.58%
9/30/2010	1072.37	3.33%
12/31/2010	1074.98	0.24%
3/31/2011	1113.84	3.61%
6/30/2011	1120.34	0.58%
9/30/2011	1093.11	-2.43%
12/30/2011	1103.25	0.93%
3/30/2012	1104.78	0.14%
6/29/2012	1072.97	-2.88%
9/28/2012	1066.82	-0.57%
12/31/2012	1071.86	0.47%
3/29/2013	1121.27	4.61%
6/28/2013	1118.68	-0.23%
9/30/2013	1142.65	2.14%
12/31/2013	1142.39	-0.02%
3/31/2014	1137.79	-0.40%
6/30/2014	1110.75	-2.38%
9/30/2014	1081.39	-2.64%
12/31/2014	1070.33	-1.02%
3/31/2015	1066.56	-0.35%

Index Calculation Agent and Index Committee

NYSE Arca, Inc. or another party designated by the index committee (as defined below), will act as the index calculation agent (the “index calculation agent”) and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the index committee (defined below). The index calculation agent will consult with the index committee in interpreting the rules and methodology of the Index (the “index methodology”). The index committee will be the final authority on the Index and the interpretation of the index methodology. The index calculation agent will publish the index level with respect to any trading day on Bloomberg under the ticker symbol “CSLABMN <Index>” (or on any successor page at the sole and absolute discretion of the index committee) approximately every fifteen (15) seconds (assuming the index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each trading day, and will publish the closing level of the Index for each trading day by approximately 5:00 p.m. (New York City time) on each such day.

As of the date of this pricing supplement, the “index committee” is comprised of the Head of Research for Credit Suisse Alternative Liquid Trading Strategies, the Head of Portfolio Construction for Credit Suisse Alternative Liquid Trading Strategies, the Head of Trading for Credit Suisse Alternative Liquid Trading Strategies, the Head of Relative Value Hedge Fund Strategies within Credit Suisse Alternative Fund Solutions, the Head of Directional Hedge Fund Strategies within Credit Suisse Alternative Fund Solutions, or such other persons as may be elected following the procedures of the index committee. Non-voting members include members from Credit Suisse Asset Management’s Risk and Compliance teams as well as Professor William Fung, Ph.D. The composition of the Index Committee may change from time to time. The index committee has responsibility for approving certain actions under the Index methodology and will be consulted by the index calculation agent on matters of interpretation with respect to the Index methodology.

Index Disruption Events

In the sole determination of the index committee, publication of the Index levels may be suspended upon:

•	any suspension of, or limitation imposed on trading (i) in any index component or (ii) on any exchange on which 20% of index components trade;

•
any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, index components that have a total aggregate weight representing 20% of the aggregate weight of the Index (“aggregate weight” of any index components means the sum of the absolute values of the net weights of all such index components), as determined by the index committee.

DESCRIPTION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include, but are not limited to, the path and volatility of the Index, supply and demand for the ETNs, the market value of the index components, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the economic value of the ETNs will be calculated and published by the IV calculation agent under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” so long as no market disruption event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor. In addition, the IV calculation agent expects to calculate and publish the closing indicative value of your ETNs on each trading day.

The “indicative value” of the ETNs, which refers to the value of the ETNs at any given time, equals the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount as of the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs.

The trading price of the ETNs in the secondary market at any time may vary significantly from their indicative value at such time. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists.

The ETN divisor resets on the first calendar day of each calendar month.  For the calendar month that includes the inception date, the ETN divisor equals 55.07303075, which is equal to the closing level of the Index on the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing indicative value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “accrued fee amount calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the accrued fee amount calculation day to and including such accrued fee amount calculation day, of:

ETN Closing Indicative Value t-1 x Annual Investor Fee x 1/365

where ETN Closing Indicative Valuet-1 means the closing indicative value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and annual investor fee means 0.55% per annum.

The leverage amount resets on the first calendar day of each calendar month. For the calendar month that includes the inception date, the leverage amount equals $20.00, which is the stated principal amount per ETN.  For any subsequent calendar month, the leverage amount equals the closing indicative value of each ETN at 5:00 p.m., New York City time, on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of each ETN at 5:00 p.m., New York City time, on that day).

As of any day (the “leverage charge calculation day”), the leverage charge is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the leverage charge calculation day to and including such leverage charge calculation day, of:

Leverage Amount x (USD 1M Libor t-1 + 0.95%) x 1/360

where USD 1M Libort-1 is the rate on the immediately preceding business day for deposits of one month in U.S. dollars as displayed on Bloomberg page “US0001M Index” (or, if such rate is not available, the rate determined by the calculation agent in a commercially reasonable manner).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The trading price of the ETNs may vary significantly from their indicative value.

The Credit Suisse Merger Arbitrage Liquid Index (Net) is a proprietary index that Credit Suisse Asset Management, LLC, as index sponsor, developed and owns. NYSE Arca, Inc., as index calculation agent pursuant to an agreement with the index sponsor, calculates and disseminates the index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to approximately 5:00 p.m. (New York City time) on each business day, and publishes the closing level of the Index for each business day at approximately 5:00 p.m. (New York City time) on each such day. For further information on the Index levels, see “The Index” above. Index levels are available on Bloomberg page “CSLABMN <Index>”; the closing level of the Index on each trading day is also available at www.credit-suisse.com/etn or any successor site. We are not incorporating by reference herein the website or any material included in the website.

As discussed in “Specific Terms of the ETNs—Payment Upon Repurchase” below, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs beginning on March 7, 2011 (for an anticipated March 8, 2011 valuation date and a repurchase date of March 11, 2011) through March 6, 2031 (for an anticipated March 7, 2031 valuation date and a repurchase date of March 12, 2031). If you elect to offer your ETNs to Credit Suisse for repurchase, you must offer at least the applicable minimum repurchase amount at one time for repurchase by Credit Suisse on any repurchase date. In addition, we have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs. The ETNs will also be repurchased if an automatic early termination event occurs during the term of the ETNs.  If your ETNs are repurchased (either at your election or ours, or upon the occurrence of an automatic early termination event), on the corresponding repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.  The last date on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031. The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Split or Reverse Split of the ETNs

Credit Suisse International, as the calculation agent, may initiate a split or reverse split of the ETNs on any trading day. If the calculation agent decides to initiate a split or reverse split, the calculation agent will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The calculation agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the ETNs accordingly. Any adjustment of the closing indicative value will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by the calculation agent in its sole discretion. For example, if the ETNs undergo a 1 for 4 reverse split, holders who own a number of ETNs on the record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by the calculation agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the closing indicative value of the ETNs on a specified trading day following the announcement date.

A split or reverse split of the ETNs will not affect the aggregate principal amount of ETNs held by an investor, other than to the extent of any “partial” ETNs, but it will affect the number of ETNs an investor holds and the denominations used for trading purposes on the exchange. The minimum stated principal amount of ETNs an investor must offer for repurchase will not change as a result of any split or reverse split of the ETNs, but the number of ETNs corresponding to such minimum stated principal amount will change.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon or interest payment during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $20.00 stated principal amount. ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked on a leveraged basis to the change in the daily closing levels of the Index from the inception date to the final valuation date. Your cash payment at maturity will be equal to the closing indicative value of the ETNs on the final valuation date. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The closing indicative value of the ETNs on any trading day will be calculated by the IV calculation agent and will equal the quotient obtained by dividing the product of the leverage factor and the closing level of the Index on such trading day by the ETN divisor as of such trading day, minus the sum of (i) the accrued fee amount as of such trading day, (ii) the leverage amount as of such trading day and (iii) the leverage charge for such trading day.

The leverage factor equals 2.0.

The ETN divisor resets on the first calendar day of each calendar month.  For the calendar month that includes the inception date, the ETN divisor equals 55.07303075, which is equal to the closing level of the Index on the inception date, divided by $20, which is the stated principal amount per ETN.  For any subsequent calendar month, the ETN divisor equals the closing level of the Index on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the level of the Index at 5:00 p.m., New York City time, on that day as determined by the calculation agent) divided by the closing indicative value of the ETNs on such last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day).

As of any day (the “accrued fee amount calculation day”), the accrued fee amount is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the accrued fee amount calculation day to and including such accrued fee amount calculation day, of:

ETN Closing Indicative Valuet-1 x Annual Investor Fee x 1/365

where ETN Closing Indicative Valuet-1 means the closing indicative value of the ETNs on the previous calendar day (or, if such previous calendar day is not a trading day, the indicative value of the ETNs at 5:00 p.m., New York City time, on that day) and annual investor fee means 0.55% per annum.

The leverage amount resets on the first calendar day of each calendar month. For the calendar month that includes the inception date, the leverage amount equals $20.00, which is the stated principal amount per ETN.  For any subsequent calendar month, the leverage amount equals the closing indicative value of each ETN at 5:00 p.m., New York City time, on the last calendar day of the previous calendar month (or, if such last calendar day is not a trading day, the indicative value of each ETN at 5:00 p.m., New York City time, on that day).

As of any day (the “leverage charge calculation day”), the leverage charge is equal to the sum, for each calendar day from and including the first calendar day in the calendar month that includes the leverage charge calculation day to and including such leverage charge calculation day, of:

Leverage Amount x (USD 1M Libort-1 + 0.95%) × 1/360

where USD 1M Libort-1 is the rate on the immediately preceding business day for deposits of one month in U.S. dollars as displayed on Bloomberg page “US0001M Index” (or, if such rate is not available, the rate determined by the calculation agent in a commercially reasonable manner).

The indicative value of the ETNs will be calculated and published by the IV calculation agent every 15 seconds on each trading day during normal trading hours under the Bloomberg ticker symbol “CSMBIV” and under the Yahoo! Finance ticker symbol “^CSMB-IV” so long as no market disruption event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor. The indicative value at any time equals the quotient obtained by dividing the product of the leverage factor and the level of the Index at such time (based on the most recent reported value of the Index at such time or, if the day on which such time occurs is not a trading day, as determined by the calculation agent) by the ETN divisor as of such day, minus the sum of (i) the accrued fee amount as of the day on which such time occurs, (ii) the leverage amount as of the day on which such time occurs and (iii) the leverage charge for the day on which such time occurs.

The closing level of the Index on any valuation date will be the closing level reported on the Bloomberg page “CSLABMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that in the event a valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the Index for such Valuation Date according to the methodology described below under “—Market Disruption Events”.

If the final valuation date is not a component business day for any index component or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the closing level of the Index for the final valuation date, and the maturity date will be postponed, and the calculation agent will determine the closing level of the Index using the methodology described below under “—Market Disruption Events”.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on March 7, 2011 (for an anticipated March 8, 2011 valuation date and a repurchase date of March 11, 2011) through March 6, 2031 (for an anticipated March 7, 2031 valuation date and a repurchase date of March 12, 2031). If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to Credit Suisse for repurchase on any repurchase date. If you offer at least the applicable minimum repurchase amount of ETNs to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a repurchase date, Credit Suisse will be obligated to repurchase your ETNs. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs), except that we or Credit Suisse International (“CSI”) as the calculation agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to require us to repurchase your ETNs will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to require us to repurchase your ETNs will be the same.

In addition, we have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs.  To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

If the closing indicative value of the ETNs on any trading day is equal to or less than 25% of the leverage amount on such trading day (an “automatic early termination event”), as determined by the calculation agent, we will repurchase all of the outstanding ETNs.  Upon any such repurchase, we will deliver notice of the automatic early termination of the ETNs to DTC on the date of such automatic early termination event.  The trading day immediately following the trading day on which the automatic early termination event occurs shall be the valuation date applicable to such repurchase, subject to postponement because such valuation date is not a component business day for any index component or due to the occurrence of a market disruption event.

If you choose to offer your ETNs for repurchase or they are repurchased at our option or upon the occurrence of an automatic early termination event, you will receive a cash payment on the repurchase date in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.

The valuation date applicable to any repurchase, whether at your option, the option of Credit Suisse or upon the occurrence of an automatic early termination event, shall be the trading day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC.

A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event as described above, the final day on which Credit Suisse will repurchase your ETNs will be March 12, 2031. As such, you must offer your ETNs for repurchase no later than March 6, 2031.

If a valuation date is not a component business day for any index component or if a market disruption event exists on any valuation date, then the calculation agent will postpone such valuation date and determine the closing level of the Index using the methodology described below under “—Market Disruption Events”. Postponement of the determination of the closing level of the Index for a valuation date relating to the repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days.

In the event that payment upon repurchase by Credit Suisse is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Repurchase Procedures

Repurchase at Your Option

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse.  If your irrevocable offer for repurchase is received after 4:00 p.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount of ETNs (which will be $1,000,000 stated principal amount of ETNs (50,000 ETNs)) for repurchase by Credit Suisse on any repurchase date, except that we or CSI as the calculation agent may from time to time reduce, in part or in whole, the minimum repurchase amount. Any such reduction will be applied on a consistent basis for all holders of the ETNs at the time the reduction becomes effective. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to require us to repurchase your ETNs will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to require us to repurchase your ETNs will be the same.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased.

Because the daily repurchase value you will receive for each ETN will not be calculated and published until the close of trading on the trading day immediately following the date you offer your ETNs for repurchase, you will not know the applicable daily repurchase value at the time you exercise your repurchase right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the daily repurchase value is determined.

Repurchase at Our Option

We will have the option to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs. To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note). If your ETNs are repurchased, on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.  See “—Payment Upon Repurchase” above.

Repurchase Upon Automatic Early Termination Event

If an automatic early termination event occurs, we will deliver notice of the automatic early termination of the ETNs to DTC on the date of such automatic early termination event.  The trading day immediately following the trading day on which the automatic early termination event occurs shall be the valuation date applicable to such repurchase, subject to postponement because such valuation date is not a component business day for any index component or due to the occurrence of a market disruption event.

Any ETNs previously repurchased by us at your option or our option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased ETNs will no longer be considered outstanding ETNs for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Events

A “market disruption event” is, in respect of the Index,

•
the occurrence or existence of a suspension, absence or material limitation of trading of an index component on the primary exchange for such index component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such exchange;

•
a breakdown or failure in the price and trade reporting systems of the primary exchange for an index component as a result of which the reported trading prices for such index component during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary related exchange or market for trading in futures or options contracts related to an index component, if available, during the one-half hour period preceding the close of the principal trading session of such related exchange or market;

•	a decision to permanently discontinue trading in such futures or options contracts related to an index component; or

•	the occurrence of an Index Disruption Event, as defined in “The Index—Index Disruption Events”.

For the purpose of determining whether a market disruption event in respect of an Index Component has occurred:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary exchange for such index component or the primary related exchange or market for trading in futures or options contracts related to such index component,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

•
a suspension of trading in futures or options contracts related to such index component by the primary related exchange or market for trading in such contracts, if available, by reason of a price change exceeding limits set by such exchange or market, an imbalance of orders relating to such contracts, or a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such index component, if so determined by the calculation agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary related exchange or market on which futures or options contracts related to such index component are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Related exchange” means any exchange on which futures or options contracts relating to the Index are traded.

As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the calculation agent will determine the closing level of the Index on each valuation date, including the final valuation date.

The determination of the closing level of the Index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any index component or if the calculation agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the Index on a valuation date occurs, the calculation agent shall determine the closing level of the Index for such valuation date by reference to the value of each index component for which such valuation date is a component business day and that is unaffected by the market disruption event determined on the originally scheduled valuation date and the value of each index component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the closing value of such affected index component on the first day immediately succeeding such scheduled valuation date that is a component business day for such index component and on which neither the Index nor such index component is affected by a market disruption event. The closing level of the Index as determined by the calculation agent may differ from any published closing level of the Index. In no event, however, will the determination of the closing level of the Index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the Index for a valuation date is postponed for six scheduled trading days, the value of any affected index component and the closing level of the Index will be determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the Index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days.  In addition, postponement of the determination of the closing level of the Index for a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days.  Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the Index solely for purposes of calculating the ETN divisor or any accrued fee amount or the leverage charge on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any index component or as a result of a market disruption event occurring on such day.

Default Amount on Acceleration

For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN you then hold, the daily repurchase value determined by the calculation agent with a valuation date occurring on the trading day following the date on which the ETNs were declared due and payable.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time. If we limit, restrict or stop sales of additional ETNs or if we subsequently resume sales of such additional ETNs, the price and liquidity of the ETNs could be materially and adversely affected. Unless we indicate otherwise, if we suspend selling additional ETNs, we reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price. The maximum aggregate principal amount of ETNs linked on a leveraged basis to the Credit Suisse Merger Arbitrage Liquid Index (Net) that we will issue under this pricing supplement will be $250,000,000 (12,500,000 ETNs) less the amount of ETNs outstanding at any time. However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount. Any further issuances of ETNs will have the same CUSIP number and will trade interchangeably with the offered ETNs.

Any additional ETNs will be consolidated and form a single series with the ETNs. We have no obligation to take your interests into account when deciding to issue additional securities. A form of request for the creation of new issuances of ETNs is attached hereto as Annex B. If, on any valuation date on which we price an additional ETN creation, a market disruption event occurs or is occurring or the valuation date is not a component business day for any index component, we will determine the closing level of the Index applicable to such creation in accordance with the procedures under “—Market Disruption Events”.

We may condition our acceptance of a market maker’s, other market participant’s or investor’s offer to purchase the ETNs on its agreeing to purchase certain exchange traded notes issued by Credit Suisse or enter into certain transactions consistent with our hedging strategy, including but not limited to swaps. Any limitation or suspension on the issuance of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market.

Discontinuation or Modification of the Index

If the index committee reasonably determines that it is necessary to discontinue publication of the Index and the index committee or any other person or entity calculates and publishes an index that the calculation agent, after consultation with Credit Suisse, reasonably determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the level of the Index on any valuation date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor index for the period following the discontinuation of the Index.

If the calculation agent reasonably determines that the publication of the Index is discontinued and that there is no successor index, the calculation agent, after consultation with Credit Suisse, will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent reasonably determines that the Index or the method of calculating the Index has been changed at any time in any significant respect, whether the change is made by the index committee under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the Index.

All determinations and adjustments to be made by the calculation agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the Index may be made in the calculation agent’s reasonable discretion. The calculation agent shall make all determinations and adjustments such that, to the greatest extent possible in the calculation agent’s reasonable discretion, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Credit Suisse International, an affiliate of ours, will serve as the calculation agent. The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon repurchase by Credit Suisse, market disruption events (see “—Market Disruption Events”), business days, trading days, component business days, the ETN divisor, the accrued fee amount, the default amount, the initial Index level, the final Index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your ETNs at maturity or upon repurchase by Credit Suisse and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Role of IV Calculation Agent

We have initially appointed NYSE Arca as an IV calculation agent. The IV calculation agent will have the sole responsibility to calculate and disseminate the closing indicative value and the intraday indicative value of the ETNs. See “Description of the ETNs” for more information. We may appoint a different IV calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of the index components, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index or the index components to hedge our obligations under the ETNs. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index, or the index components. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index or index components, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs and the amount payable at maturity or upon repurchase by Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications contained herein, the following discussion summarizes the material United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the United States federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for United States federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the United States federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for United States federal income tax purposes of securities with terms that are substantially the same as those of your securities. In the opinion of Milbank, Tweed, Hadley & McCloy, acting as special tax counsel, for United States federal income tax purposes, the securities should be treated as a prepaid forward contract, with respect to the index that is eligible for open transaction treatment. Thus, we intend to so treat the securities. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as regulated futures contracts or options that may be subject to the provisions of Code section 1256. In such case, the securities would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for United States federal income tax or other tax purposes. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for United States federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. holder”, for United States federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds securities, the United States federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Upon the sale or other taxable disposition of a security, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “rebalancing”) of the index is considered a taxable event to you. If the IRS were to prevail in treating each rebalancing of the index as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time. Such gain or loss generally would be short-term capital gain or loss.

Securities Held Through Foreign Accounts

Under certain sections of the “Hiring Incentives to Restore Employment Act” (the “Act”) generally referred to as “FATCA” and finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We intend to treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, the tax withheld will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments, provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term “foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any payments made to you may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its securities (a “non-U.S. holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such non-U.S. holder complies with applicable certification requirements (including the requirements discussed in the preceding section). Any gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to United States federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such non-U.S. holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. holders that are subject to United States federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. holders.

 Substitute Dividend and Dividend Equivalent Payments

Section 871(m) of the United States Internal Revenue Code, enacted under the Act, and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  The proposed regulations provide that, for payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition, which may include an acquisition after the original issuance of the security.  A comparable test would apply to a specified ELI that is issued after final regulations to this effect are promulgated. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.

The proposed regulations provide that a payment includes a dividend equivalent payment even if there is no explicit or implicit reference to a dividend with respect to the underlying.  Where the securities reference an interest in more than one underlying security, each underlying security is treated as an underlying security in a separate NPC (or ELI) for purposes of determining whether such NPC (or ELI) is a specified NPC (or specified ELI) or an amount received is a substantially similar payment.  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets.

If the securities are treated as ELIs and are issued prior to 90 days after final regulations adopting the rules in the proposed regulations are published, the proposed regulations should not apply to a Non-U.S. Holder; however, these rules will apply if finalized without regard to the date of issuance if the securities are treated as NPCs.  It is possible that, if the securities are treated as NPCs, a withholding agent may withhold on payments made to Non-U.S. Holders that purchase the securities in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the securities.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the securities at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

The IRS and the Treasury Department have stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding the potential guidance that the IRS and the Treasury Department may issue and its possible impact on you.

Information Reporting Regarding Foreign Accounts

The Act and recently finalized regulations generally require individual U.S. Holders (“specified individuals”) with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.

The Act further requires that, to the extent provided in regulations, the filing requirements described shall above also apply to certain domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets (“specified domestic entities”). No final regulations have been issued defining “specified domestic entities” and an IRS Notice provided that reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which date will not be before January 1, 2013.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder (or, following the finalization of applicable regulations, if you are a specified domestic entity).  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or, following finalization of regulations, a specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. holder or a non-U.S. holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The agent for this offering, CSSU, is our affiliate. After the initial settlement date, additional ETNs may be issued and sold from time to time based on the indicative value of the ETNs at that time, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We expect to receive proceeds equal to 100% of the offering price of ETNs sold after the initial settlement date, less any commissions paid to CSSU or any other agents. We may also sell ETNs to CSSU for sale directly to investors or for the purpose of lending the ETNs to broker-dealers and other market participants who may have made short sales of such ETNs and who may cover such short positions by borrowing or purchasing ETNs from us or our affiliates. We may issue and sell additional ETNs solely to authorized market makers, other market participants or investors and we may condition our acceptance of an offer to purchase the ETNs on such market maker’s, such market participant’s or investor’s agreement to purchase certain exchange traded notes issued by Credit Suisse or enter into certain transactions consistent with our hedging strategy. Credit Suisse and/or its affiliates may earn additional income as a result of payments pursuant to these transactions.  If these activities are commenced, they may be discontinued at any time.

We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.

Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (as such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with ETNs borrowed from one of our affiliates, may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

CSSU or another FINRA member will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the investor fee.  CSSU may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the investor fee paid to CSSU or such other FINRA member will be paid on a periodic basis over the term of the ETNs. Although CSSU will not receive any discounts in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such ETNs. Any distribution of the ETNs in which CSSU participates will conform to the requirements of FINRA Rule 5121. CSSU will act as our agent in connection with any repurchases at the investor’s option and may charge investors a fee of up to $0.03 for each ETN repurchased. The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.

No action has been or will be taken by us or our affiliates or any underwriter, dealer or agent that would permit a public offering of the securities or possession or distribution of this pricing supplement, the prospectus or any free writing prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the ETNs, or distribution of the prospectus or any other offering material relating to the ETNs may be made in or from any jurisdiction outside the United States, except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on us or our affiliates, any underwriter, dealer or agent. You should refer to the section “Plan of Distribution (Conflicts of Interest)—Selling Restrictions” in the accompanying prospectus supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986 (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and Credit Suisse International, may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code) in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs.  We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

Davis Polk & Wardwell LLP has acted as special counsel to the agent. Milbank, Tweed, Hadley & McCloy LLP has acted as special tax counsel to the issuer.

ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)
Fax: 917-326-3140

Re:	Credit Suisse X-Links 2xLeveraged Merger Arbitrage ETNs due March 13, 2031

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ETNs, as described in the Pricing Supplement dated May 4, 2015, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.):

[insert principal amount of ETNs offered for repurchase by Credit Suisse]

Applicable valuation date:	,	20

Applicable repurchase date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.  I also acknowledge that if this Offer for Repurchase is received after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Repurchase on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

BROKER’S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Credit Suisse X-Links 2xLeveraged Merger Arbitrage ETNs due March 13, 2031

Ladies and Gentlemen:

The undersigned holder of Credit Suisse X-Links 2xLeveraged Merger Arbitrage ETNs due March 13, 2031, issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 22542D753 (the “ETNs”) hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of                                     , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated May 4, 2015 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:
Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.):

DTC # (and any relevant sub-account):

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone Number:

Aggregate number of ETNs:

DTC participant for settlement on behalf of the beneficial owner of the ETNs:

Contact Credit Suisse for settlement details

Name:

Telephone:

B-1

$250,000,000

Credit Suisse AG,

Acting through its Nassau Branch

Credit Suisse X-Links 2xLeveraged Merger Arbitrage ETNs

due March 13, 2031

May 4, 2015

Credit Suisse